Exhibit 10.1

COMMERCIAL LEASE

BY AND BETWEEN THE UNDERSIGNED:

The company named “MS CAPITOLE SCI”, a société civile immobilière (real estate partnership) with a registered capital of 6,751,000.00 euros, having its registered offices at 14 rue Gorge de Loup- 69009 - LYON, registered in the Lyon Trade and Companies Register under the number 438 203 945,

Itself represented by its Managing Director, the company named “LES DOCKS LYONNAIS”, a société anonyme (corporation) with a registered capital of €55,809,796 having its registered offices at 14 rue Gorge de Loup - 69009 - LYON- registered in the Lyon Trade and Companies Register under the number 955 502 133,

Itself represented by Mr Christophe Fournage, domiciled at 14 rue Gorge du Loup -69009 - LYON, acting in his capacity as Chief Executive of LES DOCKS LYONNAIS SA

Hereinafter referred to as: the “Lessor”

ON THE ONE HAND,

AND

The company named “ICON CLINICAL RESEARCH SARL”, a société à responsabilité limitée (limited liability company) with a registered capital of 7,622.45 euros, having its registered offices at 20 rue Troyon 92310 – SEVRES, registered in the Nanterre Trade and Companies Register under the number 419 490 099,

Represented by Mrs Mirella Laguerre Charpentier acting in his capacity as executive manager, duly authorised for the purposes of this agreement

Hereinafter referred to as: the “Lessee”

ON THE OTHER HAND,

(hereinafter referred to individually or collectively as a “Party” or the “Parties”).

RECITALS

(A)
The Lessor is the owner of a property called “Le Capitole”, located in Nanterre (Hauts-de-Seine), with the postal address of Parc des Fontaines, 55, avenue des Champs Pierreux 92000 Nanterre, (the ”Property”), breaking down as follows:

▪	a lower ground floor,

▪	an upper ground floor,

▪	four upper floors,

▪	covered parking places,

▪	outdoor parking places.

The Property is divided into six divisions of premises for use as offices and for use for “activities”; 40% of the total floor area of these “activity” premises may be used as offices connected to those activities.

(B)
The Lessee wishes to lease premises for office use in the Property, currently partly occupied by the company Crédit Coopératif and partly by Société Générale (Premises 4B and Premises 4A, respectively, as these terms are defined hereinafter), it being specified that:

-	the premises may be delivered progressively to the Lessee, in two stages, considering the time frames for restitution and renovation of Premises 4A, currently leased by Société Générale; and

-
in order to accelerate the delivery of premises 4B to the Lessee and the completion of the Lessee’s fitting-out works in these premises, the Lessee wishes to integrate the renovation of Premises 4B to be carried out by the previous tenant within its own fitting-out works, in return for a financial contribution by the Lessor to carry out these works, rather than wait for them to be carried out by the former tenant or by the Lessor prior to the entry into effect of the lease.

(C)	It was under these conditions that the Parties have come together and entered into this commercial lease agreement, under the clauses and conditions set forth herein.

(D)	The Lease is divided into two titles forming an indivisible whole:

Title 1: Special Terms and Conditions (the “Special Terms and Conditions”)

Title 2: General Terms and Conditions (the “General Terms and Conditions”)

In the event of contradiction between the General Terms and Conditions and the Special Terms and Conditions, the latter shall prevail.

(E)
This commercial lease cancels and replaces any written or oral agreement as may exist prior to the date hereof between the Lessor and the Lessee concerning the leasing of the Leased Premises (as this term is defined in Article 1.1 of the Special Terms and Conditions) under a commercial lease.

THEREUPON, IT HAS BEEN AGREED AS FOLLOWS:

TITLE I - SPECIAL TERMS AND CONDITIONS
________________________________________________________

ARTICLE 1DESCRIPTION OF THE LEASED PREMISES

1.1	Definition of the Leased Premises

1.1.1
The Lessor hereby grants a lease (hereinafter referred to, together with its appendices, as the “Lease”) to the Lessee, which accepts the same, over the following premises located in the Property, for use as offices and for activities, namely:

In the Property as defined in the recitals hereto:

▪	premises located on the 4th floor of Division B of the Property, of a total floor area, including the share of communal areas, of 2,275 m², hereinafter referred to as “Premises 4B”;

▪	premises located on the 4th floor of Division A of the Property, of a total floor area, including the share of communal areas, of 547 m², hereinafter referred to as “Premises 4A”; and

▪	70 parking places distributed as follows:

-	40 outdoor parking places numbered 71 to 83 at level 0, 24 to 32 and 45 to 49 and 61 to 63 and 194 to 203 at level +1

-	22 “silo” parking places numbered 155 to 164 and 200 to 211

-	8 “VIP” parking places numbered 19 to 23 and 67 to 69

(hereinafter the “Leased Premises”);

as the Leased Premises appear in the plans and drawings appended in Appendix 2 without any more extensive description being required, on the request of the Lessee which represents that it has full knowledge of the same as a consequence of having visited them prior to the signature of this agreement, and which consequently accepts them in the condition in which they are to be found, without claim or repayment of any sort whatsoever, subject to those details set forth in Article 2.2.2 of the Special Terms and Conditions below.

The Lessee shall benefit from non-exclusive access to the inter-company staff canteen (“RIE” - restaurant inter-entreprises) as defined in Article 20 of the General Terms and Conditions and under the conditions set forth in that Article.

1.1.2
The non-binding floor areas set out above include the share of those parts of the Property used in common by all tenants of the Property, and which pertain to the private (exclusive-use) floor areas in the Leased Premises.

The maximum capacity of the Premises 4B is 154 persons, in accordance with fire safety regulations.

The maximum capacity of the Premises 4A is 50 persons, in accordance with fire safety regulations.

1.2	Use of the Leased Premises

The Leased Premises are for exclusive use as offices and activities (with the exception of the parking places). It is specified that the Leased Premises are not “ERP” (French classification of establishments open to the general public) premises and, as a consequence, it is prohibited for the Lessee to receive the general public in the Leased Premises within the meaning of these regulations [MCG1].

ARTICLE2 ENTRY INTO EFFECT OF THE LEASE - CONDITION OF THE LEASED PREMISES

2.1	Entry into effect of the Lease

The Lease shall enter into effect on 1 February 2013 (hereinafter referred to as the “Effective Date of the Lease”).

2.2	Delivery of the Leased Premises - Condition of the Leased Premises

2.2.1	The Leased Premises shall be progressively delivered to the Lessee by the Lessor according to the following timetable:

-
Premises 4B and the 70 parking places shall be made available to the Lessee in advance, as of the date of signature of this lease, in order to allow the Lessee to carry out the renovation and fitting-out works referred to in Articles 2.2.2 and 3.3 of the Special Terms and Conditions, to the exclusion of any operation of its activity;

-
Premises 4A shall be made available to the Lessee on the Effective Date of the Lease, if Premises 4A are available and have been renovated at that date, or as of the time that Premises 4A are available and renovated if at a later date and, in any event, at the latest on 15 May 2013 (the “Premises 4A Delivery Date”).

In the event that the Delivery Date of Premises 4A is delayed for any reason whatsoever (except force majeure which includes any strike affecting sector companies working on the Premises 4A) beyond May 16, 2013, the Lessor shall pay to the Lessee, as of 16 May 2013, an indemnity of  eight hundred euros (€ 800) excluding taxes, per calendar day late until the Premises 4A Delivery Date, within the limits of 31 December 2013.

If the handover of Premises 4A to the Lessee has still not taken place by 31 December 2013, the Lessee alone may terminate the Lease at its complete discretion, without owing any indemnity and with the Lessor reimbursing all of its moving expenses and the cost of its Works carried out in the Leased Premises, after deduction of any sums received up to the date of termination of the Lease as Lessor’s financial contribution to the Lessee’s Works as agreed in Article 3.3 of the Special Terms and Conditions.

As of date of delivery of Premises 4B as referred to above and until the Effective Date of the Lease, the Lessee shall occupy Premises 4B and the 70 parking places while complying with all of the provisions of the Lease with the exception of those clauses providing for the payment of Rent and charges as well as of the obligation to operate and to furnish the Leased Premises as provided for in Article 11.2 of the General Terms and Conditions.

2.2.2	The Leased Premises shall be delivered to the Lessee, subject to the following details:

(i)
Since Premises 4B are being made available to the Lessee, on its request, in the condition in which they are to be found on the date of signature of this lease so that the latter may more rapidly carry out the renovation works required for the fitting-out of the premises, in return for a financial contribution to these works by the Lessor, Premises 4B shall be deemed to have been made available to the Lessee with partitions removed and in perfectly renovated condition in accordance with the specifications set out in the notice appearing in Appendix 21, and the Parties  therefore dispense one another from drawing up a schedule of condition on entry into these premises;

(ii)
By way of derogation from Article 4 of the General Terms and Conditions, Premise 4A shall be made available by the Lessor to the Lessee on the Premises 4A  Delivery Date with partitions removed and cables (low current) removed, and in perfectly renovated condition (except toilet blocks which will be restored in good condition), on the Premises 4A Delivery Date as shall be observed in a joint schedule of condition of the Premises 4A (hereinafter the “Premises 4A Schedule of Condition”) shall be drawn up by a Huissier de justice (bailiff) on the date on which the premises are made available, and that bailiff’s formal record of observation shall be deemed equivalent to a joint schedule of condition on entry of the Lessee for Premises 4A, the cost of which shall be borne for half each by the Lessor and the Lessee.

The Lessor will invite the Lessee to make a Schedule of condition of Premises 4A at least five (5) working days in advance. If the Lessee fails to appear as scheduled for any reason whatsoever, he will receive a second notice with a notice period of three (3) working days. In the event that the Lessee fails to appear in the new convocation, the Premises 4A Delivery Date will be the date specified in the first invitation, and the Premises 4A Schedule of Condition which will be drawn up at the initiative of Lessor only, shall be deemed binding to the Lessee.

A descriptive of Premises 4A after renovation will be annexed to the Premises 4A Schedule of Condition and will form an integral part of this document.

2.2.2
Regarding Premises 4B, the Lessee may not require the Lessor, in any respect whatsoever whether on the Effective Date of the Lease or during the course of the Lease, to make any modification or renovation, any change of any nature whatsoever to the Leased Premises, nor any reduction in the Rent, and shall have no right of claim or warranty by the Lessor for any cause whatsoever, due to the condition of the Leased Premises on the Effective Date of the Lease.

It shall have no right of claim or warranty by the Lessor either for Premises 4A, whether on the Premises 4A Delivery Date or during the course of the Lease, provided that the Lessor fully performs Article 2.2.2 (ii) of the Special Terms and Conditions, above. It is specified in this regard, as necessary, that the Premises 4A will be considered to be made available to the Lessee when they can be used by the Lessee in accordance with their destination. The Lessee may not refuse to take possession of Premises 4A and shall not be entitled to payment of compensation referred to above in Article 2.2.2 due to defects that Parties could see in the renovation work carried out by the Lessor, when these defects not prevent the use of the Leased Premises. In such a case, the Lessor shall conduct works necessary to the repair of such defaults or defects after the Premises 4A Delivery Date, according to the terms and conditions under Article 11.7 of the General Terms.

2.2.3
Subject to the full performance by the Lessor of Articles 2.2.1 and 2.2.2 of the Special Terms and Conditions above (in the particulars referred to in Article 2.2.3 above), the Lessee acknowledges that the Lessor has therefore fully performed its duty to hand over the Leased Premises in accordance with Article 1719 para 1 of the Civil Code.

2.2.4
The Leased Premises must be returned to the Lessor at the end of possession by the Lessee, in those conditions laid down in the General Terms and Conditions, meaning in good condition and conforming to the specifications detailed in the notice featured in Appendix 21 for Premises 4B and conforming to the schedule of condition entry for Premises 4A and, at the Lessor’s discretion, with all partitions and cables (low current) removed, including Premises 4B which are deemed to have been handed over to the Lessee with all partitions and cables (low current) removed.

ARTICLE 3 RENT

3.1	Amount of the Rent

3.1.1 The Lease has been granted and accepted for an annual rent excluding taxes and excluding charges of an amount of nine hundred and eighteen thousand seven hundred and seventy euros (€ 918,770) (with VAT at the rate in force on the date that payment is due) (hereinafter the “Rent”).3.1.2 The Rent includes the annual fee for the non-exclusive right of access to the floor areas dedicated to the staff canteen.

The annual Rent is all-inclusive and independent of the effective use of all or part of the Leased Premises (including the parking places and/or the staff canteen).

Notwithstanding the above, it is specified, for information, that the Rent has been calculated according the following basis:

●	Eight hundred and four thousand two hundred and seventy euros (€ 804,270) for premises for office use, i.e a rent of € 285 per square meter,

●	Sixty thousand euros (€ 60,000) for the outside parking places, i.e a rent of € 1,500 per place,

●	Thirty eight thousand five hundred euros (€ 38,500) for "Silo" parking place, i.e a loan of €1,750 per place,

●	Sixteen thousand euros (€ 16,000) for "VIP" parking palces, i.e a rent of € 2,000 per place.

3.1.3 The portion of the Rent corresponding to Premises 4A (and fixed by mutual agreement between the Parties at the overall sum of one hundred and fifty-five thousand eight hundred and ninety-five euros (€155,895) excluding taxes and excluding charges for the purposes of this clause) shall only be due to the Lessor as of the Premises 4A Delivery Date.

3.2	Rent-free period

3.2.1
As a exceptional commercial gesture, and considering the progressive delivery of the Leased Premises, the Lessor grants the Lessee a rent-free period equal to nine (9) months of Rent excluding taxes (hereinafter the “Rent Exemption”), it being specified that, for Premises 4A and the corresponding portion of the Rent as fixed in Article 3.1 above, as of the Premises 4A Delivery Date.

By way of derogation from the terms of Article 5.3 of the General Terms and Conditions, the payment of the first Rent shall take place, for the first time when billing quarter 4 2013, on 1 October 2013, on a pro rata basis according to the time remaining to the calendar quarter which is not affected by the Rent Exemption (i.e., for the period running from 1 November 2012 to 31 December 2013), after deduction of the portion of the Rent Exemption remaining due for Premises 4A.

The Rent Exemption shall apply to the annual Rent; consequently, all charges, taxes, incidentals, management fees, insurance premiums and reimbursable taxes borne by the Lessee pursuant to the Lease shall remain due, throughout the entire duration of the Rent Exemption, by the Lessee to the Lessor or, as the case may be, to the associations created among the various occupiers of the Property.

3.2.2
In the event that the Lease is terminated before the end of the 6th year of the Lease, due to the Lessee’s exclusive fault pursuant to Article 18 of the General Terms and Conditions, the Lessee shall, without prejudice to the terms of said Article 18, reimburse a portion of the Rent Exemption calculated according to the following formula:

RRE: [TRE / TLD] x TTR

where:

RRE: means the amount of the portion of Rent Exemption to be reimbursed

TRE: means the total amount of the Rent Exemption (i.e. the sum of €689,078)

TLD: total duration of the fixed term of the Lease in calendar days (i.e. 365 days x 6 years)

TTR: time (in calendar days) still to run for the fixed duration (of 6 years) of the Lease, as of the effective date of the termination of the Lease pursuant to Article 18 of the General Terms and Conditions (for example, in the event of termination on January 31, 2018, the TTR shall be equal to 365 calendar days).

For example, in the event of termination of the Lease, pursuant to Article 18 of the General Terms and Conditions, effective as of  January 31, 2018, the amount of the portion of the Rent Exemption to be reimbursed shall be equal to:

RRE = (689,078/2,190) X 365= 114,846 € HT

3.3	Lessor’s contribution to the Lessee’s works

3.3.1
The Lessee has informed the Lessor of its desire to carry out fitting-out works in the Leased Premises, the related tender documents are set out below in Appendix 2020 (hereinafter referred to as the “Fitting-Out Works”), and in addition to which there are also the works required for the renovation of Premises 4B following the departure of the previous tenant, the descriptive file for which is set out below in Appendix 21 (hereinafter referred to as the “Premises 4B Renovation Works”) (hereinafter referred to together as the “Works”).

The Lessor hereby gives its advance agreement for carrying out the Works, it being specified that :

- a pre-work asbestos diagnosis ( the "Pre-work Diagnosis") is being drawn up which related results (and constraints) will be incorporated in the Works and for which the Lessee undertakes to observe the prescriptions.

-
the Lessee must in all cases submit to the Lessor a complete file complying with the provisions of Article 11.8.1 of the General Terms and Conditions so that the Lessor and its technical advisor will be in a position to benefit from the same level of control over these works as over any substantial works in the Leased Premises; including the validation of the Fitting-Out Works by an inspection body prior to any start of the Works, it being specified that:

-	the detailed description of the Premises 4B Renovation Works to provide as part of this work fil had been already reviewed by the Lessor and is set out in Appendix 21 and,

-
the cleaning section of the Premises 4B Renovation Works is already validated by the Lessor and its counsel and might be initiated by the Lessee immediately after its entry in the premises , subject to the furniture to the Lessor, prior to any start of the works of:

o	The subcontractors' list

o	The justification of the insurance cover of the works by the Lessee and its enterprises; and

o	A timeframe for the works to be completed.

- The Parties shall come together to determine the procedures for carrying out the works of demolition of the separation wall between Premises 4B and Premises 4A and their coordination with the works carried out by each of the Parties;

-	taking into account the anticipated start date for Fitting-Out Works, the period referred to in Article 11.8.1 a) of the General Conditions is reduced to 5 working days.

The Works shall be carried out at the Lessee’s expense and in compliance with best trade practices and applicable regulations, after obtaining any administrative or other authorisations, if any, that are required to carry out the Works and which the Lessee shall take personal responsibility for, without any right of claim against the Lessor in any respect whatsoever and for any cause whatsoever and generally in accordance with all of the provisions of Article 11.8.1 of the General Terms and Conditions.

The Lessee undertakes to take all necessary steps to minimise the disturbance caused by the Works that it carries out for the other occupiers of the Property and undertakes to bear the consequences of any claim and/or complaint arising as a consequence of the Works, such that the Lessor shall never be pursued in this respect.

3.3.2	As an exception, the Lessor accepts to contribute to the cost of the Works:

(i)
for a fixed and final maximum amount of four hundred and eight thousand three hundred and five euros (€408,305) excluding taxes, incremented by VAT at the rate in force, for the Premises 4B Renovation Works; and

(ii)	for a fixed and final maximum amount of two hundred and eighty-two thousand two hundred euros (€ 282,200) excluding taxes, incremented by VAT at the rate in force, for the Fitting-Out Works,

it being specified that the Works must imperatively correspond to works which are of a fixed-asset nature within the meaning of accounting rules and standards applying in France, but without such Works affecting the intended use of the Leased Premises.

It is specified that pursuant to investigations carried out in the framework of the Pre-Work Diagnosis, only the presence of asbestos in the bituminous asphalt of the chilled water network has been indicated to the Parties, the withdrawal of which is not necessary during the Works.

If the presence of asbestos was reported in the Pre-Work Diagnosis submitted to the Parties, in others materials whose withdrawal would be imposed by the regulation for the Premises 4B Renovation Works, the Lessor shall pay the costs of such withdrawal and of the related treatment of the asbestos waste, notwithstanding the provisions of Articles 11.8.1, 11.5 and 15.4 of the General Terms and Conditions.

It has been agreed by and between the Parties that these amounts shall be paid to the Lessee within thirty (30) days of receipt of evidence of invoices duly paid to the contractors and insofar as the Lessee would have provided the Lessor with the Citibank Guarantee referred in Article 7 of the Special Terms and Conditions.

All sums exceeding these two respective total amounts shall remain borne by the Lessee (including fees, insurance premiums, taxes and expenses).

The Lessor cannot under any circumstances be held liable for the performance of the Works carried out by the Lessee in accordance with these terms, and no claim whatsoever (for damages, rent reduction or rent-free period) may be made against it in any manner or for any cause.

ARTICLE 4 CHARGES

As of the Effective Date of the Lease, the Lessee shall owe the Lessor a provision for charges under the conditions laid down in the General Terms and Conditions, it being specified that the portion of charges corresponding to Premises 4A shall only be owed by the Lessee to the Lessor as of the Premises 4A Delivery Date.

The first payment of this provision for charges shall be made concomitantly with the Effective Date of the Lease, subject to those reserves referred to above. The amount of this first payment of a provision for charges pertaining exclusively to Premises 4B, calculated on a pro rata temporis basis, on the basis of a forecast budget for charges for 2012, for the period beginning on the Effective Date of the Lease and expiring on the last day in the current calendar quarter, is estimated at twenty two thousand two hundred forty one euros (€22,241) excluding taxes. Regarding all Leased Premises, the amount of this provision is estimated to forty thousand nine hundred and twenty seven (€40,927).

For information only, the forecast budget:

-
of charges, taxes pertaining to the Leased Premises and to the Property which must be reimbursed by the Lessee to the Lessor in accordance with the terms of the Lease (it being specified that the amount of taxes pertaining to the Leased Premises and to the Property is not included in the provision for charges referred to above and shall be the subject of invoicing by the Lessor to the Lessee, separate from the provision for charges), and

-	of charges, taxes pertaining to the staff canteen (which shall be paid directly by the Lessee to the groupings formed among the Property’s tenants ),

appears in Appendix 3.

It is further specified that the documents summarising the principles for the invoicing of Rent, taxes and charges appear in Appendix 4 and Appendix 5.

ARTICLE 5 DURATION

5.1	The Lease has been granted and accepted for a duration of nine (9) full and consecutive years as of the Effective Date of the Lease.

By way of derogation from Article L. 145-4 of the Commercial Code, the Lessee waives the right to terminate the Lease on expiry of the first three-year period, such that it shall be bound for a fixed and incompressible first period of six (6) years.

It is recalled that the firm duration of the Lease shall be binding on the Lessee as an imperative provision, and that in the event that it ceases to occupy the Leased Premises prior to expiry of the firm period, the Lessor shall be entitled to bring proceedings for the forced execution of all of the clauses, charges and obligations of the Lease until its term (without prejudice to the operation of Article 3.2.2 above), unless the Lessor lets the Leased Premises before this term (in which case the lessee shall be solely liable for the difference between the rent (or share of rent) due under the Lease and the new rent payable by the new tenant (less all costs and expenses incurred by the Lessor to relet the leased Premises).

5.2	Any notice of non-renewal given by the Lessee or by the Lessor pursuant to this Lease must be notified by bailiff service at least six (6) months in advance.

5.3
On the expiration of the Lease, in the event of renewal then the lease shall continue for a duration of nine (9) years, and the Lessee shall then be entitled to give notice of non-renewal on expiry of each three-year period.

It is expressly agreed between the Parties, as a condition which is of the essence of the agreement, that the application of the capping rule laid down in Article L. 145-34 of the Commercial Code is excluded for the first renewal and for successive renewals.

5.4	The provisions of Article 5.1 above are material and determining factors not only for the financial conditions of the Lease but also for the will of the Lessor to enter into this lease.

ARTICLE 6 LATE PAYMENT INTEREST

The contractually-agreed interest rate for late payment interest owed in the event of failure to pay the Rent and/or incidentals and/or any other debts due pursuant to the Lease shall be equal to the official interest rate, incremented by 3 points (300 bps).

ARTICLE 7 BANK GUARANTEE

By way of derogation from Article 10 of the General Terms and Conditions, the Lessee will provide the Lessor with a first demand guarantee of an amount equal to six (6) months of the Rent excluding taxes and excluding charges for the first year of the Lease plus 10% (ten percent), i.e. the sum of five hundred five thousand three hundred and twenty three euros and fifty centimes (€505,323.50) ("the Guaranteed Amount"), in compliance with the project set out in Appendix 23 (the “Citibank Guarantee”). The Lessor will be provided with this guarantee no later than December 8, 2012.

In the event of failure to provide such guarantee no later than December 8, 2012, a penalty shall be owed by the Lessee to the Lessor equal to one thousand euros (€1,000) per day of delay, without prejudice to the possible application of Article 18 of the General Terms and Conditions.

Should the Guaranteed Amount represent less than 90% (ninety percent) of the amount equal to six (6) month rent excluding taxes and charges in accordance to the Lease provisions, the Lessee will provide the Lessor with a new Citibank Guarantee of an amount equal to six (6) month index-linked rent excluding taxes and charges in accordance to the Lease provisions, incremented by 10%, substituted for the Citibank Guarantee in effect as soon as the Lessor will ask for. This clause shall also apply to this new Citibank Guarantee and so on.

In the event that, during the course of the Lease, the Citibank Guarantee (original or renewed under the conditions specified above) should disappear for any reason whatsoever (including in case of assignment of the Leased Premises to a third-party or in case of renewal of the lease or at the Citibank Guarantee's expiration date), the Lessee shall then deliver a new Bank Guarantee issued either by Citibank International Plc in accordance with the Citibank Guarantee, or issued by any bank guarantee issued by a first class banking establishment having its registered offices in France in accordance with the terms and conditions detailed below ( “Bank Guarantee”).

The Bank Guarantee shall be expressly made out pursuant to Article 2321 of the French Civil Code, in favour of the Lessor and successive owners of the Leased Premises. In the event of sale of the Leased Premises, said owners shall therefore become beneficiaries of this commitment on mere notification by them of such acquisition to the issuing bank.

The amount of the Bank Guarantee shall be adjusted automatically each year such as to represent, at all times, the value of the Rent index-linked in accordance with the provisions of Article 5.2 of the General Terms and Conditions.

The Bank Guarantee shall enter into effect on the Effective Date of the Lease and shall remain in force and produce all of its effects:

-
until the expiry of a period of six (6) months following the date of vacating by the Lessee of the Leased Premises, said date of vacating arising from a formal record observing the return of the keys by the Lessee to the Lessor; a copy of this formal record of observation shall be sent to the guarantor bank by the Lessee;

-	or, in the event of renewal of the Lease, until the date of receipt by the guarantor bank of a letter from the Lessor attesting to the delivery of a new guarantee.

In case of disappearance of the Bank Guarantee, for whatever reason, the Lessee should then, without delay, provide the Lessor with a new Bank Guarantee.

The Citibank Guarantee (and if applicable, the Bank Guarantee), is handed over as a substitute for the security deposit mechanism as set out in the General Terms and Conditions to cover all the amounts owed by the Lessee during the Lease's term, until complete vacating of the Leased Premises, under the rent, accessory charges and occupation indemnity, and more generally, any amount owed by the Lessee to the Lessor in connexion with the Leased Premises.

ARTICLE 8 ACCESS TO THE AUDITORIUM AND THE FITNESS AREA

The Lessee shall benefit from non-exclusive access to the auditorium located in the Property, under those conditions defined in the internal regulations of the auditorium, a copy of which appears in Appendix 19 of this Lease.

The Lessee shall benefit from non-exclusive access to the fitness area located in the Property, and generally any new service which is put in place in the Property under those conditions and subject to those reservations as provided for in Article 6.1 of the General Terms and Conditions.

ARTICLE 9 RIGHT OF WAY – EMERGENCY EXIT

The Lessee is reminded that the arrangement of the Property requires a common organisation for the evacuation of all of premises located on the 4th floor of building A, and to allow each of the tenants present on this floor to use, if necessary, in the event of fire, the emergency stairs for which access is dependent on adjacent premises.

The access to emergency exits referred to above will be through a door access control whose opening is triggered by the activation of the fire system.( the "Fire Access").

The Lessee acknowledges that it is fully informed of this constraint and hereby grants a right of way for this purpose to any occupier of the premises adjacent to Premises 4A. The Lessee undertakes in particular not to do anything that might hinder access the Fire Access, and not to do anything to perturb the exercise of this right of way, such that the Lessor shall never be pursued in this respect.

The Lessee undertakes to conserve the strictest confidentiality concerning any information that it may become aware of at the time of exercising this right of way. The Lessor shall ensure that the same commitment is obtained from the future tenant(s) of the premises adjacent to Premises 4A and to provide proof of the same to the Lessee within a period of 15 days as of the signature of each lease with the future tenant(s) of premises adjacent to Premises 4A.

ARTICLE 10 AUTHORISATION FOR DOMICILIATION AND SUBLET

By way of express derogation from Article 12.1 of the General Terms and Conditions of the Lease, the Lessor authorises the Lessee to proceed with domiciliation in the Leased Premises and to sublet part of the Leased Premises to any companies in the same group, provided however:

(i)	any entity or company that is controlled, within the meaning of Article L.233-3 of the Commercial Code, by ICON Plc, Irish Company,shall be deemed to be a company in the Lessee’s group;

(ii)	the Lessee may not sublet more than 60 % of the floor area of the Leased Premises (and 40% of the parking places) to more than five (5) different subtenants;

(iii)	the Lessee may not have more than five (5) companies domiciled in the Leased Premises; and

(iv)
if the subtenant or domiciled entity ceases being a company in the Lessee’s Group within the meaning of this Article, the sublet or domiciliation that it benefits from shall fully and automatically come to an end within one month of that event.

Any sublet that is thereby authorised must comply with the provisions of Article 12.1 of the General Terms and Conditions which do not contradict those of this Article, and may only be entered into after the Lessee has sent notification by registered letter with return receipt requested, informing the Lessor of its intent to sublet, communicating the draft sublease agreement and inviting it to attend for the signature of the planned sublease.

Within fifteen (15) days following receipt of that notice, the Lessor shall inform the Lessee if it intends to attend for the signature of the deed. If, despite the authorisation granted in the first paragraph of this Article, the Lessor refuses or fails to respond, its presence shall be done without and the sublease shall be signed.

TITLE II - GENERAL TERMS AND CONDITIONS
________________________________________________________

ARTICLE 1 LEGAL FRAMEWORK

The Parties expressly affirm and declare their intention to have the Lease forming the subject-matter hereof made subject to the conditions set out in this agreement and subject to the provisions of Articles L.145-1 to L.145-60, R.145-1 to R.145-11, D.145-12 to D.145-19, and R.145-20 to R.145-33 of the Commercial Code, and of the uncodified provisions of Article 33 of Decree No. 53-960 of 30 September 1953.

This clause is a determining clause for the Lease, without which the Parties would not have entered into contract.

For the avoidance of doubt, it is expressly agreed that the Lease, its recitals and its appendices form an inseparable whole and that the terms and conditions of rental of the Leased Premises shall be those appearing herein and in their appendices.

ARTICLE 2 DESCRIPTION OF THE LEASED PREMISES

The Leased Premises which are hereby let are described in the Special Terms and Conditions.

The Lessee represents that it has full knowledge of the Leased Premises as a consequence of having seen and visited them and having made any necessary technical verification.

The floor areas referred to in the Special Terms and Conditions are non-binding and provided for information only; any error in the description of the Leased Premises or in their floor area cannot justify any reduction or increase in the Rent nor any penalty of any sort, it being specified that the Rent has been fixed, in particular, on the basis of an overall assessment of the Leased Premises by the Lessee, which is deemed to have full knowledge of said Leased Premises.

The Parties hereby expressly agree that the Leased Premises form a single and indivisible whole.

ARTICLE 3 INTENDED USE OF THE LEASED PREMISES

3.1
The Leased Premises - to the exclusion of the parking places - are intended for exclusive use as commercial offices, to the exclusion of any other use or activity even if connected or complementary, and the Lessee undertakes to use the Leased Premises peaceably and, in accordance with Articles 1728 and 1729 of the Civil Code, solely for the exercise of its activity as appearing on the date hereof in the Lessee’s Articles of Association, a copy of which is appended in Appendix 6, to the exclusion in particular of receiving the general public (it being specified that receiving the Lessee’s customers on appointment and receiving its fellow contractors, suppliers and others, in accordance with the intended use of the Leased Premises as commercial offices, are not concerned by this prohibition) and sale to the general public; it being agreed that no goods may be stored or displayed for sale in the Leased Premises.

The Lessee may not change this intended use, even partially or temporarily, nor change the nature of the activity operated in the Leased Premises; it undertakes not to exercise any activity which may undermine the use, assigned use (“affectation”) or intended use (“destination”) of the Leased Premises.

The Lessee shall in addition take personal responsibility for dealing with the receiving capacity of the Leased Premises as arising from the arrangement of the premises  and regulations in force and as recalled in Article 1.1.2 of the Special Terms and Conditions, which the Lessee acknowledges having examined prior to the signature of the Lease.

3.2
The Lessee shall comply with laws, regulations and administrative prescriptions connected with the activities exercised by it, in such a manner that the Lessor shall never be pursued in this respect and shall be protected and held harmless against all consequences which may arise as a result.

In particular, the Lessee shall take personal responsibility for obtaining and maintaining in force any licence, authorisation, permit or other requirement of laws and regulations in force, now and in future, and for the payment of all sums, fees, taxes and other duties pertaining to the activities to be exercised in the Leased Premises, the outfitting carried out by the Lessee, and their use, including in particular with respect to regulations arising under employment law, health and safety, premises for office use and environmental law (including in terms of environmental performance). It shall provide substantiation for the same on the Lessor’s demand.

The Lessor shall not incur any liability in the event of refusal or delay in obtaining such authorisations. Any notifications made to the Lessor concerning the Lessee, by virtue of the foregoing, shall be sent to the latter by registered letter with return receipt requested: it shall then be for the Lessee to exercise, if necessary, in the name of the Lessor and after obtaining its agreement, any claims as may be useful, at its own risk and expense; the exercise of any such claim shall imply the Lessee’s express commitment to protect the Lessor and hold it harmless against any awards and any direct or indirect loss or damage.

In the event of loss of the benefit of or failure to obtain any authorisation which may be required during the course of the Lease for the use of the Leased Premises, for the exercise by the Lessee of its activities, the Lessee waives any claim against the Lessor, undertakes not to seek the termination of the Lease or any reduction in the Rent in this respect, and undertakes to continue to perform its payment obligations, including with respect to the Lease, on due date.

3.3
The Lessor reserves the right to let other premises in the Property to any other person whatsoever including for activities which compete with those of the Lessee, which cannot claim any right of exclusivity.

ARTICLE 4 HANDOVER - CONDITION OF THE LEASED PREMISES

The handover of the Leased Premises shall take place on the Effective Date of the Lease under those conditions laid down in the Special Terms and Conditions.

The Lessee accepts the Leased Premises in accordance with the Special Terms and Conditions.

The Lessee may not demand of the Lessor, in any respect whatsoever, whether on the Effective Date of the Lease or during the course of the Lease or at the time of any renewals, any repairs, modification or renovation, any outfitting or equipment of any nature whatsoever, or any reduction in the Rent, and shall have no right of claim against the Lessor for any reason whatsoever due to the configuration of said Leased Premises on the date of signature of this Lease and on the Effective Date of the Lease.

The Lessee acknowledges that the Lessor has thereby fully performed its duty for the compliant delivery and handover of the Leased Premises in accordance with Article 1719 para 1 of the Civil Code.

ARTICLE 5 RENT

5.1	Rent

The amount of the annual Rent excluding taxes and excluding charges appears in the Special Terms and Conditions.

5.2	Index-linking

5.2.1
The Rent shall be index-linked each year on the anniversary date of the Effective Date of the Lease, fully and automatically and without any formality or request, on the basis of the variation in the tertiary activity rents index (indice des loyers des activités tertiaires - ILAT) published quarterly by INSEE in the French Official Journal (Journal Officiel).

This index-linking shall enter into effect each year on the anniversary date of the Effective Date of the Lease, and for the first time on the first anniversary of the Effective Date of the Lease.

For the first index-linked adjustment, which shall take place on the first anniversary date of the Effective Date of the Lease, the annual rate of variation in the index shall be calculated according to the variation between the base index value, which will be the last published index value on the Effective Date of the Lease, and the revised index value, which shall be the index value for the last calendar quarter of the following year. For later index-linked adjustments, the base index value shall be the revision index value used for the previous index-linked adjustment and the revision index value shall be that of the same calendar quarter of the following year, and so on and so forth for each successive year.

Thus, the Rent shall be index-linked each year on one occasion and in a uniform manner.

5.2.2
It is expressly agreed by and between the Parties that the application of the index-linking clause shall not have the effect of reducing the rent for any given year below the amount of the Rent fixed in Article 3.1 of the Special Terms and Conditions.

5.2.3
In the event of delay or absence of publication of the applicable index value at any given index-linking date, a provisional rent shall be charged. This provisional rent shall be calculated on the basis of the last published index value at the time of the call for payment of the rent. This provisional rent shall give rise to a corrective adjustment (supplement or repayment) once the final index value has been published.

At the time of publication of the final index value, the Lessor shall inform the Lessee of any change in the Rent arising from the application of the index, and the Parties undertake to settle the accounts arising from application of the index-linking clause, meaning the amount of the new rent as well as the corresponding increase in the first demand bank guarantee.

5.2.4
In the event of absence of publication or disappearance of the index chosen by the Parties or in the event that the chosen index cannot be applied for any reason whatsoever, the Parties expressly agree:

(i)
to substitute for that index either the new statutory index which is published to replace it and which shall be compulsorily applicable to the Lease pursuant to laws and regulations, or, that failing, any similar index chosen by agreement between them,

(ii)	in the absence of a replacement index or agreement between the Parties, to substitute the construction cost for the same, and

(iii)
in the absence of publication or in the event of disappearance of the construction cost index, to have the Presiding Judge of the Tribunal de grande instance (District Court) with territorial jurisdiction over the location of the Property, deciding by order in référés (urgent summary / interlocutory proceedings), on petition by either party, an expert who shall have the powers of common Agent of the parties; this common Agent, whose decision shall be final and without appeal, shall have the task of choosing, and where necessary reconstituting, an index which reflects as precisely as possible the rents of tertiary sector activities on a national level. The index chosen by the expert having the powers of common agent shall apply with retrospective effect as of the date of the first index-linked adjustment as applicable pursuant to the contract following the disappearance of the index which was initially chosen by the Parties. The fees and costs of the order and of the expert shall be borne in equal shares by the Lessor and the Lessee.

The Parties hereby agree in advance that the new index which is substituted for the index initially chosen by the Parties, cannot lead to any challenge to the prior level of Rent arising from index-linked adjustment on the basis of the initially-chosen index until such time as the new index is effectively applied, except in the event that the substitution of the index arises due to the inapplicability of the index that was initially chosen by the Parties in the framework of the Lease, considering mandatory monetary laws, in which case the new index applicable pursuant to this clause shall be purely and simply substituted for the initially chosen index for the period in which index-linking on the basis of the initially chosen index  would be disputed , it being specified that the prior amount of Rent arising from index-linked adjustment on the basis of the new index substituted for the previous one, cannot exceed in that event the level of previously called Rent, the Lessor representing that it waives, insofar as necessary, any claim in this respect against the Lessee.

5.2.5
The fact that the Lessor fails to exercise this index-linking clause, notwithstanding the variation of the reference index, may not under any circumstances be deemed to be an implied waiver of the application of that index.

5.2.6
By the common intent of the Parties, the provisions of this Article 5.2 shall be divisible, such that in the event that any one of them is inapplicable for any reason whatsoever, the others shall remain in force and applicable between the Parties.

In particular, in the event that the provisions of Article 5.2.2 are judged to be irregular, this fact shall not affect the principle of annual index-linked adjustment of the rent as provided for in Article 5.2.1. The nullity shall then be limited solely to the provision in question and the index-linking clause shall remain applicable, the rent being then index-linked according to the variation in the applicable index without reference to the provisions of Article 5.2.2 above.

5.2.7
The annual index-linking of the amount of the Rent, as provided for in this Article 5.2, constitutes a condition that is of the essence of and a determining factor for the will of the Lessor to enter into the Lease and to continue its performance.

5.2.8
For the avoidance of doubt, it is specified that the index-linked adjustment provided for in this Article 5.2 constitutes a contractual index-linking clause and does not refer to the statutory three-yearly revision as provided for in Articles L. 145-37 and L. 145-38 of the Commercial Code.

5.3	Payment terms for the Rent

The Rent shall be payable quarterly and in advance, on the first business day of each civil quarter (namely on 1st January, 1st April, 1st July and 1st October of each year) and for the first time on the Effective Date of the Lease, on a pro rata temporis basis with respect to the current calendar quarter.

The Lessor undertakes to send a call for Rent to the Lessee at least thirty (30) days before each quarterly due date, at the address of the registered offices of the Lessee or, as the case may be, the address (in France) specified by the Lessee and notified to the Lessor in writing at least forty-five (45) days before each quarterly due date.

The Rent shall be payable by wire transfer into the bank account opened in the name of the Lessor or its agent, the contact details of which appear in Appendix 5, with the Lessee undertaking to ensure that these transfers are made for value on the first day of the period for which they are due. In the event of change in banking domiciliation, the Lessor undertakes to communicate the new bank details to the Lessee, thirty (30) days before the next due date, it being specified that any change in the Lessor’s banking references over the course of the Lease shall not give rise to and addendum to the Lease.

ARTICLE 6 CHARGES

6.1
As a condition which is of the essence of the Lease, without which the Lessor would not have entered into contract, it is expressly agreed by and between the Parties that the Rent is deemed to be net of any and all charges, taxes for the Lessor, with respect to the Leased Premises and/or the communal areas of the Property , and that the Lessee shall bear the entire amount, either directly or by way of advance or repayment to the Lessor, the charges and the taxes of any nature pertaining to the Leased Premises and/or the communal areas of the Property, , in reserves only exclusions mentioned in the Article 6.2 below.

The Lessor reserves the right to modify or exclude the services enumerated below, it being specified that these modification or elimination cannot have the effect of preventing the normal enjoyment of the Leased Premises according to their destination.

Similarly, the Lessor reserves the right to amend unilaterally the basis for the distribution of charges of the Property among its various tenants, in order to maintain the principle of equitable distribution between tenants.  Any amendment will be brought to the attention of the Lessee prior to its entry into force.

6.2
The Lessee shall reimburse the Lessor for all charges pertaining to the Leased Premises and/or the communal areas of the Property and all charges pertaining to the Property (according to the share specified in the projection of the amount of charges as appearing in Appendix 7 corresponding to a pro rata calculated on the basis of the fractional share represented by the Leased Premises in the Property), including but without limitation:

a)
expenses for maintenance, cleaning (including maintenance and cleaning work to be carried out on the façades), exploitation, repairs (including in the event of disorder affecting the façades of the Property), improvements, works to ensure compliance and conformity with standards pertaining to the Property.

b)
expenses for maintenance, cleaning, exploitation, repairs, replacement, improvements, works to ensure compliance and conformity with standards pertaining to the Property’s technical installations and equipment (including heavy equipment and, where applicable, equipment in areas for exclusive use for which the Lessor retains management costs at the Lessee’s expense), such equipment includes in particular, but without limitation:

-	safety systems and their equipment,

-
heating/air conditioning installations (cooling units, office air treatment units, ancillary premises and technical/machinery premises, convector fans, air curtains, air conditioning/smoke removal extractors, extractors for technical/machinery premises, fire stop valves, water treatment, etc.) including heating/air conditioning and air renewal installations located in the Leased Premises, the repair and the replacement of which shall be provided by contractors mandated by of the Lessor which shall bill the cost onwards to tenants in the Property,

-	installations for the production and distribution of potable Hot Water for the communal areas of the Property and private, exclusive-use areas,

-
“high current” electrical installations (medium-voltage delivery station, medium to low voltage transformer, separating, breaker and metering units, sepam, per-floor electricity distribution panels, reactive energy production circuits, power circuits, internal/external lighting and safety lighting) including apparatus, circuit breakers, marking and reports, lights, wall sockets, chargers, batteries, generator sets,

-
“low current” installations (fire detection, access control, detectors, servos and control, skydome, CCTV, centralised technical management including its local units, sensors, actuator, supervisors, software),

-	installation of intercom system, including associated equipment,

-	water lift installations, including piping, sumps and their cleaning, the production of compressed air, electrical protection, automation, regulation and remote surveillance equipment,

-	extractions, including conduits, fire stop valves, electrical protection, automation, regulation and remote surveillance equipment,

-	installation of ventilation in the car parks, including extractors, CO detection equipment, electrical protection, automation, regulation and remote surveillance equipment,

-	lighting (normal internal/external lighting and safety lighting, technical/machinery premises, ancillary premises, corridors and landings),

-	plumbing installations (hot water, cold water, general drainage circuits) including conduits, siphons valves, inspections, descaling, cleaning,

-	lifting equipment (lifts, escalators, goods elevators),

-	automatic doors (car access, pedestrian access) and lifting gates,

-	toilets, including taps, emptying systems, drainage, fixed accessories,

-	fixtures, fittings and technical equipment of the Auditorium,

-	the cost of removal and sorting of communal waste,

c)	the cost of maintenance and renewal of decorative plants and landscaped areas,

d)
the expense, including social charges and associated charges, of personnel assigned to the Property including reception, caretaking, surveillance, cleaning, safety or the maintenance of installations or costs incurred in hiring external contractors for these purposes;

e)	all operating costs for caretaking, reception, telephone, decoration and management for the communal areas,

f)	fees of insurance brokers and premiums for the insurance policies referred to in Article 14 (including any premium surcharges paid for the Leased Premises),

g)	fees for rental and technical management etc. within a limit of 3.5 % of the annual rent excluding taxes and excluding charges;

h)	services of the engineering firm responsible for following up on the operation of lifts and elevators, heating and air conditioning, automatic doors, escalators, etc.;

i)	the cost of modifying the incoming lines, internal installation or any meter replacement as may be required by service providers;

j)	the consumption costs for lighting, utilities, heating, air conditioning, ventilation of the communal areas and all costs connected with the consumption of equipment located in the communal areas;

k)
all of the expenses pertaining to the staff canteen (including utilities consumption) as well as expenses pertaining to the upkeep, maintenance, verification, compliance with standards and renewal of all of the furniture and equipment (hereinafter referred to as the “Equipment”) of the staff canteen, it being specified that the charges pertaining to such expenses shall be called up by the associations referred to in Article 20 below;

l)	current and future taxes of any nature, including real estate tax as referred to in Article 7, it being specified that said taxes shall be the subject of distinct invoicing;

m)	the charges arising as a consequence of any servitudes;

n)
the cost of operation of the shuttle that the Lessor provides for tenants of the Property (it being specified that this cost is currently distributed among the tenants of the Property according to the number of badges for access to the Property provided to each tenant)

o)	the costs and fees associated with the environmental follow-up and any environmental certifications,

even if the expenses referred to in this Article 6.1 should result from wear and tear or force majeure (by express derogation from Article 1755 of the Civil Code) and/or are imposed by administrative authorities and/or new applicable regulations (including safety regulations, labour law, environmental law etc.) and/or justified by the improvement of the environmental performance of the Leased Premises and/or Property, and, generally, all that is not included in the private and exclusive charges pertaining to the Leased Premises and all that is not included in the list appearing in Appendix 7,

It is specified that the above enumeration is provided solely as an indication and cannot therefore be deemed to be an exhaustive list of the Lessee’s obligations for the reimbursement of charges, nor constitute an obligation for the Lessor to provide the services specified above in the reserves in the Article 6.1 above.

As an exception to the foregoing, the works enumerated in Article 606 of the Civil Code shall remain at the Lessor’s expense.

Are specifically excluded from costs and expenses borne by the Lessee under this Article :

(i)	the cost of any security interests and/or pledge which are registered over the real property forming the subject-matter hereof

(ii)	the costs concerning the negotiation of leases with other Lessees or pertaining to disputes between the Lessor and other Lessees

(iii)	all costs and expenses incurred due to breach by the Lessor of the clauses and conditions of this lease or any other lease granted by the Lessor over the premises in the Property; and

(iv)	the cost of any works financed by insurance compensation paid to the Lessor for any event of loss affecting the Property.

The Lessor shall endeavor to maintain as principle finally staggering reasonable expenses during the work to perform planning in the Property in addition to the works and expenses incurred by the maintenance and ongoing operation of the Property (including the replacement of equipment of the Property and important works intented for compliance with standards) so that the possible increased spending supported in this respect by the Lessee one year to the next does not exceed 50% (except works imposed by the Administration or repairs necessitated in emergency).

For information, the Property charges forecast budget for 2012 appears in Appendix 3.

In the event that the Lessee regularly uses the Leased Premises for a significantly greater number of hours or different hours than the opening hours of the Property (which are currently from 7:00 a.m. to 9:00 p.m. from Monday to Friday), the Lessor shall be entitled to increase the Lessee’s share of charges in order to take account of the excess costs caused by this particular use.

6.3	VAT and payment terms

6.3.1
The aforementioned charges shall be subject to value added tax or any other new tax that may be created as complement to or as substitute for the same, at the rate in force on the date of each payment.

6.3.2
The payment of charges by the Lessee shall be made by the payment, in addition to the Rent, of a provision fixed by the Lessor on the basis of the forecast budget of charges of the Property drawn up each year.

The provision shall be payable quarterly on the Rent payment dates.

The Lessor reserves the right to adjust the forecast budget at any time over the year if it is lower than actual expenses, and adjust the amount of the provision for charges.

6.3.3	At the end of each annual period, the amount of the invoiced provisions shall be regularised according to the statement of charges drawn up by the Lessor or its agent.

If, at the end of the accounting period, the provisions that have been paid are lower than the actual charges, the Lessee undertakes to pay, on the first call for funds by the Lessor and within one month following such call, all sums required to make up the total amount.

In the event that the provisions that have been paid are greater than the actual charges over the ended year, the excess paid sums shall be deducted from provisions for the current year.

The statement for regularisation of the charges shall be sent to the Lessee, which will have a period of three (3) months as of its receipt to dispute the same, and during this period the substantiating documents shall be made available to it and/or to any third party appointed by the Lessee, at the premises of the Lessor which hereby authorises in advance any audit of such charges by the Lessee at it’s own expense, without this clause being under any circumstances deemed to be a grant of time to pay. In the absence of challenge within this period, the Lessee shall be deemed to have accepted the annual settlement of accounts.

6.3.4	The terms for the invoicing and payment of charges are set forth in Appendix 4.

On the Lessee’s departure, the charges shall be calculated on a pro rata temporis basis, until the time that the Leased Premises are effectively vacated.

ARTICLE 7 TAXES

It is recalled that it is a condition which is of the essence of the Lease, without which the Lessor would not have entered into contract, that the Rent is deemed to be net of all charges and taxes for the Lessor, with respect to the Leased Premises and/or the communal areas of the Property, and that the Lessee shall bear, either directly or by way of an advance or reimbursement to the Lessor, taxes of any nature pertaining to the Leased Premises and/or those pertaining to the communal areas of the Property (according to the share specified in the projection of the amount of charges as appearing in Appendix 7 corresponding to a pro rata calculated according to the number of square metres of the Leased Premises).

The Lessee shall pay all municipal, police and highways charges which tenants are ordinarily obliged to pay, generally such that the Lessor shall never be pursued in this respect and, in particular, shall pay all personal contributions, tenant’s taxes, and all other taxes that the Lessor is liable for with respect to the Leased Premises and the Property, and shall substantiate their payment on any demand by the Lessor such that the Rent that is receive shall be net of all taxes.

The Lessee shall reimburse to the Lessor, on the latter’s first demand, all duties or taxes pertaining to the Property, to the Leased Premises and/or their occupation (including the staff canteen) even if as a general principle they would be borne by the Lessor, including the annual tax on offices, real estate tax (taxe foncière), the contribution on rental income, if applicable, household waste collection tax, sewer drainage tax, the tax for Seine or sewer discharge of pumped water, road sweeping tax, all taxes and charges imposed on the Lessor due to holding the Property (with the exception of corporation tax), and, in particular, the business rates (literally “territorial economic contribution” - contribution économique territoriale) imposed on the Lessor with respect to the Property, any and all new contributions, municipal or other taxes, any increase in taxes and any Commune, county (département), regional, national or European tax or fee as may be created at a later date (in particular in the context of the taxation of buildings’ energy consumption or any other environmental tax or tax connected with energy performance), of any nature whatsoever and under any name whatsoever, such that the received Rent shall always be and shall remain net of all taxes, to the exclusion of penalties and late payment surcharges incurred by the Lessor and remaining exclusively borne by it, unless where they are the consequence of fault by the Lessee.

ARTICLE 8 NETWORK AND UTILITIES CONTRACTS

The Lessee shall take personal responsibility for the conclusion of any and all subscription contracts for its personal consumption in the Leased Premises for the various networks and utilities (electricity, telephone installations, etc.). In particular, it shall take personal responsibility for subscribing to contracts with EDF  for the supply of electricity and remote control meters, as of entry into possession of the Leased Premises. It shall take personal responsibility for the termination of such contracts at the end of the Lease and shall pay all costs and indemnities pertaining thereto, in such manner that the Lessor shall never be pursued in this respect.

It shall directly pay to the departments in question all costs, fees and taxes due for entry into service, operation, equipment and maintenance and shall directly pay its personal consumption in accordance with meter readings and records.

ARTICLE 9 VAT

Since the Lessor has opted in to the payment of VAT, the Lessee undertakes, as a consequence, to pay directly to the Lessor, in addition to the Rent, charges and reimbursable taxes, the amount of VAT or any other new complementary or substitute tax that may be created, at the official rate in force on the date of payment.

VAT shall apply to all sums invoiced by the Lessor to the Lessee, including the Rent, charges and taxes.

ARTICLE 10 SECURITY DEPOSIT

As security for the performance of all of the obligations owed by it under the Lease and the payment of all sums due by the Lessee (Rent, charges, reimbursable taxes, occupation indemnities, immobilisation indemnities, cost of repairs and works which are the responsibility of the Lessee on vacating the premises, etc.), the Lessee shall pay to the Lessor, on the date of signature of this agreement, a security deposit equal to three (3) months of Rent excluding taxes under those conditions set forth in  the Special Terms and Conditions.

At the time of each index-linked adjustment of the Rent, the security deposit shall be adjusted proportionally to the new Rent under the same conditions, so that it shall always correspond to one quarter of the annual Rent in force.

This deposit shall be conserved by the Lessor throughout the entire duration of the Lease and shall not bear interest, cannot be deducted from the last instalments of Rent, and shall be reimbursable to the Lessee three months following the end of the Lease or the effective departure of the Lessee, after removals and return of the keys to the Lessor, subject to the Lessee’s performance of all of the clauses and conditions of the Lease, including in particular after substantiating the payment of all taxes, the performance of repairs which are the responsibility of the Lessee, the deduction of any sums which it may still owe to the Lessor or which the Lessee is liable for in any respect whatsoever, and the deduction of any sums for which the security deposit is intended as security to guarantee their payment.

The Lessee shall not under any circumstances be entitled to set off all or part of the Rent, charges or other sums due to the Lessor against the security deposit.

If, for any reason whatsoever, the security deposit should be used during the lease for the payment of sums due pursuant to the Lease, the Lessee shall then reconstitute the deposit, failing which the Lease termination clause shall apply.

In the event that insolvency proceedings are begun against the Lessee, the amount of the security deposit shall be fully and automatically set off against sums due to the Lessor which are the subject of a declaration of debts pursuant to the provisions of Articles L. 622–7 and L. 622-24 of the Commercial Code, as the liability to return the security deposit is necessarily connected to any receivable arising under this lease.

In this event, the continuation of the commercial lease by the administrator, receiver or liquidation trustee pursuant to the Law of 26 July 2005, as codified in the Commercial Code, shall have the imperative consequence of reconstitution of the security deposit due in accordance with  the Special Terms and Conditions, independently of the payment of Rent and charges arising as a consequence of the option thereby exercised.

If the Property is transferred, the amount of the security deposit in the Lessor’s possession shall be transferred to the new lessor on mere notification to the Lessee. The Lessee expressly acknowledges that its claim to the security deposit shall then be automatically transferred to the new lessor, without other formality, such that it may not make any claim whatsoever for reimbursement of the security deposit from the Lessor.

ARTICLE 11 RENTAL CONDITIONS

Throughout the entire duration of the Lease and its successive renewals, the Lessee shall be subject to those obligations arising by law and common practice, and subject to the following rental charges and conditions that the Lessee hereby undertakes to perform.

11.1	Use of the Leased Premises by the Lessee

11.1.1
The Lessee undertakes to use the Leased Premises in accordance with Articles 1728 and 1729 of the Civil Code, honourably and peaceably, for the use defined in Article 3 of the General Terms and Conditions.

11.1.2	The occupation of the Leased Premises by the Lessee must not give rise to any infringement or any complaint or claim by any person whatsoever, including the other occupiers of the Property.

The Lessee must operate the Leased Premises as bonus paterfamilias and, consequently, shall take personal responsibility for dealing with any complaints made to the Lessor concerning it, its personnel or its visitors, such that the Lessor shall never be pursued in this respect and shall be held harmless against all consequences that may arise as a result.

11.1.3
The Lessee undertakes to comply with the internal regulations, servitudes, grouping bye-laws and other prescriptions of any nature applicable to the Property and to any changes thereto that the Lessor reserves the right to make.

11.2	Furnishing

The Lessee undertakes to keep the Leased Premises in effective use in accordance with their contractual intended use as provided in the Lease.

The Lessee shall equip and furnish the Leased Premises and shall keep them constantly equipped and furnished, throughout the duration of its possession, with furniture, moveable property and equipment - with the exception of any goods - of sufficient quality and value to cover the payment of the Rent and the performance of the conditions and charges of the Lease.

11.3	Maintenance of the Leased Premises

11.3.1
The Lessee shall maintain the Leased Premises in very good state of upkeep, operation, safety, cleanliness and tenants’ repairs, and shall proceed with all repairs, works and replacements, at its own expense and progressively as any deterioration occurs as well as prior to restitution of the Leased Premises to the Lessor at the end of the lease, without any distinction and as necessary, including:

(i)	by way of derogation from the provisions of Article 1755 of the Civil Code, those repairs connected with events of force majeure and wear and tear,

(ii)
repairs and, as applicable, replacement of fences, gates, doors, windows, roller blinds, steel shutters, shades and other items, floor, wall and ceiling coverings, parquets, tiling, woodwork, locks and fastenings, plumbing, sanitary appliances, installations for the production and distribution of Potable Hot Water located in the Leased Premises, taps, electrical installations, all internal channels and conduits, etc.;

(iii)
repairs, maintenance and replacement of heavy equipment in the Leased Premises (with the exception however of any intervention on the air conditioning system and the system for the renewal of air, which shall be undertaken by contractors hired by the Lessor and the cost of which shall be invoiced onwards to the Lessee), and

(iv)
all works and expenses whatsoever as may be applicable to the Leased Premises or to the Property specifically due to the activity exercised by the Lessee in the Leased Premises, this list being solely an enunciation and not in any manner limitative;

with the exception of works and repairs enumerated in Article 606 of the Civil Code which shall remain at the Lessor’s expense.

11.3.2	The Lessee shall return the Leased Premises, on vacating the premises, under those conditions provided in Article 19 of the General Terms and Conditions.

The Lessee shall in particular take all necessary precautions to avoid the freezing of all apparatus, pipes and conduits, and proceed with the painting and change in floor coverings of the Leased Premises as often as necessary.

The Lessee shall in addition have all installations for its personal use maintained and replaced if necessary, under its sole liability.

The Lessee shall also be responsible for all repairs which are normally the responsibility of the Lessor but which are made necessary either by a failure to maintain and/or to make repairs which the Lessee is responsible for as specified above, or due to deterioration in the Leased Premises or in the Property caused by it (in particular in the event of abnormal use of the Leased Premises or a use which does not conform to their intended use), by its personnel or by persons that it has brought into the Property.

11.3.3
In the context of the performance of its obligations, the Lessee shall only call upon contractors which are duly qualified and experienced, and approved by the Lessor - it being agreed that the Lessor may not refuse its approval without legitimate grounds - acting under the direction of skilled tradesmen who are duly qualified and experienced, and these contractors and skilled tradesmen shall be required to provide substantiation to the Lessor of having taken out the appropriate insurance. This approval procedure shall not be applicable for routine upkeep and maintenance work, but the Lessee nevertheless undertakes only to call upon contractors which are duly qualified and experienced.

Out of a concern to provide maintenance services of adequate quality and quantity, the Lessee expressly accepts: (a) that the Lessor shall enter into maintenance contracts with contractors chosen by it for the air conditioning system and for the air renewal network of the Leased Premises; and (b) that the Lessee shall reimburse the Lessor, as charges referred to in Article 6 of the General Terms and Conditions, for all costs pertaining thereto. This concerns the contracts for the maintenance of those elements of the Leased Premises appearing in the non-exhaustive list appearing in Appendix 8, it being specified that this list may be amended at any time by the Lessor or the manager of the Property at their discretion, including in the event that the lessee carries out works in accordance with Article 11.8.

11.3.4
In the event of failure to act by the Lessee in the performance of the works that it is responsible for pursuant to the Lease, and following notice of breach notified to the Lessee by registered letter with return receipt requested summoning it to perform such works within a period of fifteen (15) days and which has remained without effect, the Lessor shall be entitled to have such works carried out at the cost and risk of the Lessee.

The Lessee shall immediately inform the Lessor, by registered letter with return receipt requested, of any repairs that are to be carried out by the Lessor and which the Lessee becomes aware of, failing which it shall be liable for any aggravation or any damage arising due to its silence or delay.

11.4	Compliance with rules for the operation of the Property, safety rules and sanitary standards

11.4.1
The Lessee must also comply with the internal regulations of the Property (appearing in Appendix 9 and with all documents governing the operation of the Property (including the sports zone regulations appearing in Appendix 10 as well as the directives and recommendations of the manager(s) of all or part of the Property, and undertakes to have its personnel and any person that it is responsible for or with which it deals (suppliers, customers, visitors etc.) comply with the same.

11.4.2	The Lessee undertakes in particular:

●	to leave all emergency exits free of any furniture or objects whatsoever at all times;

●	not to load floors with a weight exceeding what they can bear; in this respect it is specified that the office floors can bear a weight of 350 kg/m²;

●	not to overload the lifts, including the goods elevators, if any, or damage the cabs;

●
to abstain from any noisy, dangerous, disruptive or insalubrious activity; to take any useful or necessary measure to prevent any disagreeable odour; to abstain from disposing of any corrosive substances or those which may block sewers and drains, and generally not to do anything which might affect said drains;

●
not to use any of the communal areas, even temporarily and intermittently, for any packing or unpacking, for the placing of counters, distributing machines or other installations; in the event that in the framework of performing its obligations, the Lessee calls upon contractors who will pass through the communal areas of the Property, it must obtain the Lessor’s prior agreement as to the hours and plans for the access of these contractors to the Leased Premises via the communal areas of the Property;

●	to comply, and ensure compliance by any contractor hired by it, with the rules applicable to works carried out in an establishment by an external contractor;

●
not to use any loud speaker or other means of broadcast or any device whatsoever that may be heard outside the Leased Premises, nor any electric or other device which may disturb radiotelephone reception, transmissions of GSM, WAP, GPRS or UMTS or other telephones, or broadcast or digital television or Bluetooth or Wifi wireless digital networks, without having provided such devices with systems such as to avoid any disturbance for neighbours, and to take particular care in avoiding any interference between the various wireless networks used by the Lessee and those used by the other occupiers of the Property;

●
not to use any slow combustion equipment or equipment producing harmful gasses, and the Lessor shall not be liable in any manner for any accidents causing property damage or bodily injury caused by such equipment;

●
not to install in the Leased Premises any machine liable to cause disturbance to neighbours, and to remove any such installed machines without delay if their operation, despite the precautions taken, constitutes grounds for justified complaints by the other occupiers of the Property;

●
not to install any engine in the Leased Premises, whatever its source of power, except with the prior written authorisation of the Lessor, with the exception of ordinary office equipment, ensuring that it is provided with the necessary systems to avoid any disturbance to other tenants of the Property and to neighbours, and to remove any installed with authorisation if their operation, despite the precautions taken, constitutes grounds for justified complaints by the other occupiers of the Property or neighbours;

●	to take all steps to avoid the propagation of vermin, insects, etc. and, as the case may be, to destroy them;

●	to ensure that its personnel and its visitors conduct themselves properly;

●
not to store, inside or in the vicinity of the Leased Premises, inside or outside the Property, any dangerous or inflammable substances, radioactive or corrosive materials and, generally, any product that may be an issue for the security of occupiers of the Property or the health and hygiene in the Property;

●	not to place or allow any third party to place anything, at the entrances of the Leased Premises or of the Property, or in the landscaped areas, which infringes safety rules or sanitary standards;

●	not to install any awning, canopy or external blind whatsoever.

The Lessee shall be liable for any damage caused to the Leased Premises and/or to the Property due to excess loads on walls, floors and/or lifts.

The Lessee shall take personal responsibility, without claim or recourse against the Lessor, in the event of use of equipment which emit or receive radio waves, for the elimination of noise or parasites disturbing the reception of radio waves.

Since the Lessee must not disturb the peaceable possession of other tenants of the Property and/or neighbours, it shall take personal responsibility, at its own risk and expense, without the Lessor being able to be pursued in this respect, for dealing with any claims and complaints made by neighbours or third parties, including in particular for any noise, odours, heat, vibration or radiation caused by it or by equipment belonging to it or which it possesses in any respect whatsoever, even in the event that the installation of such equipment was authorised by the Lessor. It shall ensure that it does not affect the order, cleanliness or salubriousness of the Property. In the event that, due to the Lessee, the Lessor nevertheless has to pay any sums whatsoever, the Lessee shall be obliged to reimburse it on its first demand on presentation and communication of the substantiating documents to the Lessee.

The Lessee shall cause all justified complaints to cease and shall carry out all works required such that the Lessor shall never be pursued in this respect.

11.4.3	The Lessee shall be responsible for the safety and security of persons and property due to the Leased Premises and due to their use.

The Lessee, acting both on its own behalf and on behalf of the Lessor, must take out a subscription with an approved body for periodical safety inspections. The verifications made must apply to all of and the entirety of the Leased Premises, their fittings, installations and equipment which is in any respect subject to regulations concerning the security and safety of persons or the environment.

The Lessee shall send to the Lessor, on the latter’s first demand, a copy of each inspection report drawn up by the inspection body as well as the certificates that any corresponding reservations have been discharged and made good. The cost of this inspection body’s intervention shall be borne by the Lessee.

In order to verify the steps taken by the Lessee in safety matters, the Lessor may, at any time over the duration of the Lease, have an approved inspection body proceed with a safety inspection of the Leased Premises and their fittings and developments, against the risks of fire and panic.

In the event of a verification carried out due to the repeated failure by the Lessee to communicate the report referred to above and/or in the event of insufficiency of said report, the cost of intervention of the inspection body appointed by the Lessor shall be borne by the Lessee.

11.5	Compliance with regulations – Compliance Works

11.5.1
The Lessee, which assumes the responsibility of head of establishment throughout the duration of the Lease, shall scrupulously comply, and ensure compliance by persons in its employment or service and by its customers, visitors and suppliers, with all of the administrative authorisations, laws, regulations and orders in force now and in future, applicable to the Leased Premises, including, but without limitation, with respect to highways, police, health, salubriousness, the environment (including in particular for matters of environmental performance), labour regulations, safety, regulations concerning accessibility for disabled persons and persons of reduced mobility, the rules defined by national and European standards concerning fire-fighting and the prescriptions of fire-fighters and safety officers, all in such a manner that the Lessor shall never be pursued in this respect.

11.5.2
The Lessee undertakes to carry out, at its own expense and under its own responsibility, throughout the entire duration of its occupation, all works to ensure compliance with regulations, as recalled above, and to ensure standards compliance affecting the Leased Premises or their installations (including any modifications or developments), whether such works or developments are connected to the Lessee’s activity or not, and whether or not they have been the subject of prescriptions, claims or administrative injunctions, such that the Lessor shall never be pursued in this respect. The Lessor must be informed in advance of the performance of such works, which shall be carried out in accordance with Article 11.8.

In particular, in the event that an administrative or judicial authority requires, at any time whatsoever, a modification of or development to the Leased Premises, all charges and consequences of such modification shall be fully borne by the Lessee, which shall be obliged to carry out all of the works in question, at its own expense and subject to its own liability, such that the Lessor shall never be pursued in this respect.

11.5.3
The Lessee shall also bear, at its sole expense, the performance of all diagnostics pertaining to making the premises compliant with standards and those searches provided for by applicable regulations.

11.5.4
All works to ensure compliance and to meet standards for the communal areas of the Property and its technical installations as well as the items of collective technical equipment located in the Leased Premises (specifically, technical equipment for which maintenance is provided by contractors hired by the Lessor, at the Lessee’s expense, including the air conditioning system and the controlled mechanical ventilation system), shall be carried out by the Lessor which shall invoice the cost to the Lessee, and the Lessee accepts to reimburse this cost to the Lessor in accordance with Article 6 of the General Terms and Conditions.

11.6	Visits to the Leased Premises by the Lessor - Access in the event of urgency

Throughout the entire duration of possession by the Lessee, the Lessee shall permit the intervention in the Leased Premises, at any time, of contractors, engineering firms and technicians charged with any work connected to the upkeep or repair of the Leased Premises and for the purposes of gaining access to the technical installations in the Leased Premises or the technical installations of the Property for which access must be made via the Leased Premises, subject however, insofar as possible and except in the event of urgency, to prior notice of at least forty-eight hours (48h), without being entitled to claim any indemnity or reduction in the rent due to any inconvenience caused by the presence of such contractors.

The Lessor or its architect or its service providers shall also have a right to visit the Leased Premises, during business hours, in order to ensure compliance with the various clauses of the Lease and in particular, the proper upkeep of the Leased Premises and the performance by the Lessee of all works and obligations which it is responsible for or in order to access the technical installations referred to above, subject however, insofar as possible and except in the event of urgency, to prior notice of at least forty-eight hours (48h).

The Lessee must advise the Lessor of any disorder as soon as it becomes aware of the same, throughout the entire duration of the Lease, failing which it shall be held liable for any aggravation of the damage due to its silence.

In the event of absence, the Lessee must leave the keys to the Leased Premises with a person appointed by it so that, in the event of accident, fire, water or gas leak, or any other cause, the necessary precautions may be taken immediately. In the event that the Lessee chooses a person in the employment or service of the Lessor as depositary of these keys, he or she shall fully and automatically enter into the employment or service of the Lessee in the same respect as a third party, and the Lessor expressly declines any liability whatsoever in this respect.

If these prescriptions are not observed and in the case of an event which may cause harmful consequences requiring access to the Leased Premises, the Lessor is expressly authorised to have the doors opened by a locksmith whose remuneration shall be reimbursed by the Lessee to the Lessor.

11.7	Works by the Lessor

By way of derogation from Article 1724 of the Civil Code, and whenever such works do not prevent all activity in the Premises for more than twenty (20) days (except in the event of urgency or in the event of administrative injunction), the Lessee shall, throughout the entire duration of the Lease, suffer and bear the performance in the Leased Premises and/or in the Property of all reconstruction, repair, improvement, modification or compliance works that the Lessor deems necessary, without being entitled to claim any indemnity or reduction in the Rent, even where those repairs last for more than forty (40) days and whatever the inconvenience that may arise as a consequence, it being specified that the Lessor shall make its best efforts to maintain access to the Leased Premises and minimise the disturbance caused by these works.

The Lessee shall suffer and bear, without claim against the Lessor, all works which are performed in the Property, on the public highway or in the vicinity by neighbours or third parties, whatever the disturbance that may result, except to the extent that it may bring claims against the persons responsible for such works.

The Lessee shall remove, at its own expense, all developments, fittings and installations that it has made and which must be removed:

(i)	for the maintenance, repair, replacement, improvement and/or modification of the Leased Premises and/or equipment;

(ii)	for the purpose of seeking and repairing any damage and harmful events which have occurred in the Leased Premises, in the Property or in a neighbouring building.

During the performance of works on the Property’s façades, the Lessee shall remove and replace at its own expense all fittings and signs where their removal is useful or necessary for the works to be carried out.

If, prior to their reinstallation, the aforementioned installations or signs are to be bought into compliance with regulations in force, that shall be done at the Lessee’s expense. If their reinstallation is no longer possible, the Lessee may not bring any claim against the Lessor as a consequence.

The Lessee must, correlatively, allow the Lessor, its agents and its technicians to enter into the Leased Premises.

The Lessee must allow, without indemnity by the Lessor, by way of derogation from Article 1723 of the Civil Code, the Lessor to make any modifications that it deems relevant both inside the Property (including where items of technical equipment which are communal to the Property serving the Leased Premises) and to their external aspect (including the façades of the Property).

11.8	Works carried out by the Lessee

11.8.1	Conditions for the performance of works

a)
The Lessee may not make any intervention in the Leased Premises involving any demolition, piercing of walls, floors or ceilings, any construction, modification or works affecting the solidity and/or structural elements and/or safety and/or equipment and/or the functioning of the Leased Premises and/or of the Property, any works which might change the intended use of the Leased Premises or any change in the arrangement of rooms which might affect the fire-proof doors or walls or technical installations, without the express prior consent of the Lessor.

It must also obtain the Lessor’s agreement before beginning any works going beyond routine works for maintenance, upkeep or minor modification to the outfitting of the premises, and the Lessee shall be obliged, for this category of minor works, to keep the Lessor informed of the performance of such works and transmit the updated plans of the Leased Premises promptly following the completion of such works.

The Lessee shall, prior to any start to performance of any works requiring the Lessor’s prior authorisation, send to the Lessor by registered letter with return receipt requested or by hand delivery against receipt, an authorisation request accompanied by a file containing:

(i)	a detailed description of the planned works and equipment (written and graphical documents) prepared by a maître d’œuvre (works project manager, architect etc.),

(ii)	a forecast timetable for the performance of the works, prepared by a maître d’œuvre (works project manager, architect etc.),

(iii)	the authorisation request file, if necessary (declaration of works, building permit application and/or demolition permit application, etc.),

(iv)	the list of contractors which will intervene to carry out the works in question,

(v)	a safety file,

(vi)
proof of subscription to construction insurance as maître d’ouvrage (project owner / developer) for the works (completed construction (dommage ouvrage) insurance with an extension of cover including the proper operation warranty for fitted equipment, intangible loss and damage to existing constructions, for the appropriate amounts; comprehensive site insurance (tous risques chantier) covering the entirety of the works and containing an extension of cover including damage to pre-existing structures as well as the liability of the Lessor and of the Lessee for damage caused to third parties due to the performance of the works, for appropriate amounts, etc.) and the liability insurance inherent in the works to be carried out, covering the Lessee and the intervening parties on the site (including general non-contractual liability and liability under the ten-year warranty) with an indication of the cover limits for each insurance policy,

(vii)
a written report from an renowned engineering firm confirming that the works do not undermine the solidity of the Leased Premises and/or the Property and its structures and, consequently, that they may be carried out without inconvenience and without danger. The Lessee’s engineering firm shall as a minimum have the following studies and works follow-up: solidity of the existing and created constructions, safety of persons, compliance of all electrical, air conditioning or other installations. The report shall also specify the consequences of the planned works on the outstanding two-year and ten-year warranties, where applicable, as arising in particular from any prior works carried out by the Lessee in the framework of the Lease, with the Lessee having no right of claim or recourse against the Lessor if these warranties are affected by the planned works.

In the absence of a response by the Lessor within a period of (30) days as of receipt of the complete file, or, if incomplete, as of the date of delivery of the last document making up the file (the Lessor having a period of (30) days as of receipt of the file to make any request for complementary documents), the Lessor’s authorisation shall be deemed to have been refused.

b)
In the event that authorisation is granted, the Lessor may require that the works be carried out under the supervision of the Lessor’s architect and/or an engineering form chosen by it and/or any other skilled tradesman.

The fees of the architect and/or engineering office and/or skilled tradesman appointed by the Lessor shall be borne by the Lessee, it being specified that they must correspond to fee levels that are to be found on the market.

The Lessor’s authorisation, in the event that it is granted, shall not in any manner give rise to liability of the Lessor for the works carried out by the Lessee in the Leased Premises.

c)
After having obtained the Lessor’s consent and before beginning its works, the Lessee shall take personal responsibility for dealing, at its own expense, with the filing in its own name, the obtaining, and the purging of any appeals against any of the administrative- authorisations that may be required to carry out the works, all certificates, studies and authorisations of any nature as may be required to carry out the works (administrative authorities, architects, neighbours, etc.) as well as the payment of all taxes and contributions connected with such authorisations.

The Lessor shall not incur any liability in the event of refusal or delay in granting such authorisations, or for the payment of the aforementioned taxes and contributions.

d)
It shall be prohibited, in any event, for the Lessee to proceed with any installation that may hinder access to the convector fans, air conditioning installations, inspection hatches, drainage taps, stopcocks, meters, pipes or any other installations that may exist in the Leased Premises.

All of the Lessee’s works must comply with the provisions of the internal regulations of the Property.

e)
If the works are carried out by the Lessee without the prior, express and written authorisation of the Lessor, it may be required by the Lessor to return the premises to their initial state, in whole or in part, and this must be carried out by the Lessee within a period of three (3) months as of the notification made to it by the Lessor or its agent. That failing, on the expiry of the abovementioned period of three (3) months, a  penalty shall be owed by the Lessee to the Lessor equal to (i) three hundred euros (€300) excluding taxes per day late during the 1st and the 2nd month of delay, (ii) five hundred euros (€500) excluding taxes per day late, beyond the 2nd month of delay, during the 3rd and the 4th month of delay, and (iii) eight hundred euros (€800) excluding taxes per day late, beyond the 4th month of delay, for the 5th and the 6th month of delay, without prejudice to the possible implementation of the termination clause as provided in the Lease.

Similarly, in the event of non-compliance with the administrative authorisations that have been obtained and/or with the instructions given by the Lessor, the necessary complementary or modifying works must be carried out by the Lessee within a period of three (3) months as of notification to it by the Lessor or, in any event, within those time limits laid down by applicable regulations and/or by any competent authority. Otherwise, after the expiry of this three (3) month delay (or of the scheduled delays), a  penalty shall be owed by the Lessee to the Lessor equal to (i) three hundred euros (€300) excluding taxes per day late during the 1st and the 2nd month of delay, (ii) five hundred euros (€500) excluding taxes per day late, beyond the 2nd month of delay, during the 3rd and the 4th month of delay, and (iii) eight hundred euros (€800) excluding taxes per day late, beyond the 4th month of delay, for the 5th and the 6th month of delay, without prejudice to the possible implementation of the termination clause as provided in the Lease.

f)
The Lessee shall alone have the authority to give the necessary instructions to the contractors, to sign the works contracts, to pay their invoices, to approve subcontractors, to grant formal acceptance of the works and to liquidate the worksite accounts, it being specified that the works shall be carried out at the Lessee’s risk and expense, subject to its sole and exclusive liability.

The Lessee must only use, for all works, contractors which are qualified, with the skills required for the type of works that the Lessee wishes to carry out, which are holders of adequate insurance policies and which are up to date in the payment of the corresponding premiums, it being specified that the contractors which intervene on technical structures and equipment in performing the Lessee’s works must be approved in advance by the Lessor, prior to any intervention. If the works to be carried out are subject to the ten-year construction warranty, the Lessee shall, subject to its own liability, ensure that the intervening contractors have taken out the insurance required by applicable regulations. The Lessee must be able to provide substantiation of compliance with the provisions of this Article on the first demand of the Lessor.

g)
The Lessee shall carry out its works at its own expense, in strict compliance with applicable regulations in matters of health, accident prevention, safety, respect for the environment as resulting from the Building and Housing Code, the Environmental Code, the Employment Code and best trade practices, using materials which are of perfect quality and in compliance with the documents approved by the Lessor, all of the above being in such manner that the Lessor shall never be pursued in this respect.

The Lessee shall bear all costs incurred by these works and all consequences arising as a result, in particular with respect to the requirements of health and safety rules, labour regulations and environmental law (including environmental performance).

The Lessee’s works must not have any impact on safety or the environmental performance of the Leased Premises and/or of the Property and/or of its communal areas. That failing, the Lessee shall alone bear full responsibility for the same.

Any use of the communal areas of the Property by the Lessee and/or its contractors, in the framework of the maintenance or repair of the Leased Premises or for any other works by the Lessee (including fitting-out works on entry into possession or the restoration of the Leased Premises at the end of its possession), including for the requirements of the disposal of rubble, supplies, developments, or the Lessee’s removals, must be submitted to the Lessor or its agent for prior authorisation.

Likewise, in the event of use of any lifting equipment, site equipment, machine or skip by the Lessee in the vicinity of the Property, it must obtain the prior consent of the Lessor as well as all required administrative authorisations (such authorisations to be obtained at its own expense and under its own responsibility).

h)	The Lessee shall invite the Lessor to come to observe the completion of the works, carried out in accordance with the complete works file as validated by the Lessor.

The engineering office and project manager of the Lessee must, within one month following completion of the works, provide an observation of proper performance and, where relevant, the Lessee shall substantiate to the Lessor that the works conform to the building authorisations and to the Lessor’s instructions.

The Lessee shall provide, following the performance of works, a certified true copy of the various insurance policies which are to be taken out by it and by all of the parties intervening in the performance of such works, and the documents certifying payment of the final premiums or such policies, the as-built plans, the final report without reservations by the inspection body, and the “File for later intervention on the construction” (D.I.U.O. - “dossier d’intervention ultérieure sur l’ouvrage”). Failing communication of these documents by the Lessee to the Lessor following the performance of the works, notice of breach shall be sent by the Lessor to the Lessee by registered letter with return receipt requested to deliver the concerned document(s) within a fifteen (15) days period from the date of sending of this notice.

Failure to provide the concerned document(s) at the expiry of the abovementioned period,  a penalty shall be owed by the Lessee to the Lessor equal to (i) one hundred euros (€100) excluding taxes per day late during the 1st month of delay, (ii) three hundred euros (€300) excluding taxes per day late, during the 2nd month of delay and (iii) five hundred euros (€500) excluding taxes per day late during the  3rd month of delay.

i)	In the context of performing any works in the Leased Premises, the Lessee undertakes:

(i)	not to cause any disturbance going beyond ordinary neighbourly disturbances for the other occupiers of the Property or neighbouring buildings,

(ii)	to take personal responsibility for dealing with all claims and complaints that may be made by the other occupiers of the Property and by third parties with respect to said works, and

(iii)	to protect the Lessor and hold it harmless against any liability that it may incur towards any person due to property damage or intangible loss arising directly or indirectly from the Lessee’s works.

The Lessee shall alone bear all of the financial consequences of loss or damage arising from the works that it carries out and shall indemnify the Lessor for any loss that it may suffer due to such works, even if the Lessee’s works or contractors have been approved by the Lessor.

11.8.2	Accession

The fate of any and all works, extensions, structural modifications, or improvements made by the Lessee in the Leased Premises, at the time of the Lessee’s departure from the Leased Premises, is specified in Article 19 below.

11.9	Reception - Caretaking - Cleaning

The Lessee shall take personal responsibility for entering into those contracts, as of the Effective Date of the Lease, that it deems necessary for reception, caretaking and cleaning services for the Leased Premises.

11.10	Plates and Signs

The Lessor has installed, in the hall of the Property, a “directory” on which the Lessee may install a plate, the type and the dimensions of which will have been approved in advance by the Lessor.

Subject to the preceding terms, the Lessee may not, even temporarily, place any directions or other sign (whether illuminated or not), any plate or other installation outside the Leased Premises (including on the inside of the Property) and/or outside the Property, except with the express written authorisation of the Lessor. The Lessee must, in this case, obtain the necessary authorisations concerning advertising, trade signs and down-road signs.

The Lessee cannot display any object in the windows or on the walls or place any on sills.

11.11	Parking places

Since this rental includes the rental of parking places, the Lessee further undertakes:

(i)	not to wash vehicles, or carry out any repair or maintenance work such as radiator water change, oil change, greasing, etc. on the parking places;

(ii)	to take all necessary measures so that the use of the parking places is strictly reserved to members of its personnel and visitors who are accredited by it;

(iii)	not to use the parking places for storage, as archive premises, reserves or stores for any objects whatsoever;

(iv)	to comply with regulatory rules and/or special rules for the operation and safety of the parking places;

(v)	to comply with the particular instructions for use as may be given to it by the Lessor or by persons in the Lessor’s employment or service,

(vi)	to collect and to return to the Lessor on its demand the means of access (magnetic cards, keys etc.) which are provided to it, in order to allow for their replacement and at the end of the Lease.

No vehicle may be parked, day or night, outside the parking places which are allocated to the Lessee.

ARTICLE 12 SUBLET - DOMICILIATION - ASSIGNMENT - LEASE TO MANAGEMENT

12.1	Sublet - Domiciliation

12.1.1
The Lessee must occupy the Leased Premises itself and may not make all or part of the Leased Premises available to any other party, in any form whatsoever, including, inter alia, sublet, lease to management, domiciliation (even if temporarily, without charge, or on a precarious basis), without having obtained the prior written authorisation of the Lessor, failing which the Lease shall be terminated under those conditions laid down in Article 18.

12.1.2
To be validly made, the request for the Lessor’s authorisation must be sent by the Lessee to the Lessor by registered letter with return receipt requested, and must contain all necessary and useful information concerning the candidate, together with notification of the full text of the draft sublet agreement. The Lessor shall send its response (without being obliged to give reasons or substantiation for the same) at the latest within twenty (20) business days following receipt of the request. Absence of response within this period shall be deemed a refusal by the Lessor.

12.1.3
In the event of sublet (as authorised by the Lessor in accordance with this Article 12.1), the charges and conditions of the sublease must be compatible with all of those set forth in the Lease. In the event of incompatibility, the clauses of the Lease shall prevail. Any sublet agreement for the whole of the Leased Premises, if authorised by the Lessor, must be entered into terms which are strictly identical to those of the Lease.

The subtenant’s activity must not undermine the upmarket nature of the Leased Premises and Property, or be harmful to their tranquillity, and must conform to the intended use as provided for in the Lease.

The duration of the sublet shall be, at most, equal to the duration of the Lease still to run, and shall end at the latest at the end of the Lease. The sublet shall, in addition, end fully and automatically (i) in the event that the Lease ends early for any reason whatsoever prior to the expiry of its contractual term, or (ii) if any one of the conditions set forth in this Article ceases to be met.

As a consequence, any sublet granted by the Lessee pursuant to these terms shall, at most, only be effective over the duration of the Lease, and the Lessee may only sublet at its own risk and while taking personal responsibility for dealing with its subtenant, which will never have any legal ties with the Lessor, including even at the time of any renewal of the principal rental. The Lessee shall take personal responsibility for the eviction of the subtenant in the event that the Lease comes to an end for any reason whatsoever and shall bear the cost of any eviction indemnity or other sum that may be due to the subtenant.

12.1.4
In all cases, no sublet may be entered into less than eight (8) business days following notification inviting the Lessor to attend for the execution of the planned sublease - and which has been notified to the Lessor in advance under those conditions laid down in Article 12.1.2 - specifying the planned place, date and time for the signature of said sublease agreement.

Moreover, the Lessee undertakes to communicate a copy of the sublease agreement to the Lessor within five (5) business days following the signature of said agreement.

12.1.5
In the event of sublet, the Lessee shall remain debtor for the entire amount of rent, fees, charges and incidental sums and shall remain bound by all of the obligations owed pursuant to the Lease, such that the Lessor’s relations shall only be with one single tenant, holder of the Lease for the entirety of the premises and which shall alone be liable for payment of the Rent and for the performance of the charges and conditions of the Lease, with the Lessor not agreeing under any circumstances to having any legal relations whatsoever with any possible subtenants. The works for the restoration of the Leased Premises as a consequence of sublets shall be exclusively borne by the Lessee.

The subtenant(s) shall not have any direct right with respect to the Lessor and, in particular, for matters of renewal, with the Leased Premises forming a single indivisible contractual whole.

At any time, prior to or during any sublets, on the first demand of the Lessor or its agent notified by registered letter to the Lessee and to the subtenant in question, the rent under the sublease shall be payable directly to the Lessor or its agent for an amount deducted from the current Rent.

12.1.6
Any sublease agreement granted by the Lessee must compulsorily reproduce, verbatim, the terms of Articles 12.1.3, 12.1.4, 12.1.5, which shall be binding on the subtenant, together with the following clause by which the subtenant represents that it has full knowledge and acknowledges that:

(i)	since the fate of the sublease will follow that of the Lease, the expiry or termination of the latter for any reason whatsoever shall fully and automatically cause the termination of the former;

(ii)
the Leased Premises form an indivisible whole and therefore the subtenant cannot, under any circumstances whatsoever, rely on a direct right against the Lessor, including in particular at the end of the Lease or its termination for any reason whatsoever.

The Lessee must, in any sublease, have the subtenant waive all claims and oblige the subtenant to have its insurers waive all claims that they might be entitled to bring against the Lessor in the event of harmful event its agents and insurers [sic].

The Lessee undertakes to pay to its subtenant(s) any and all indemnities of any nature whatsoever that may be due pursuant to the provisions of the Commercial Code on commercial leases, without it being possible for the Lessor to be pursued in this respect.

The Lessee shall take personal responsibility for the payment of fitting-out works and restoration of the Leased Premises as a consequence of any sublet.

12.1.7	If any of the above requirements is not met, the sublet shall be deemed to be irregular.

12.2	Assignment

Any assignment of entitlement to the lease on its own is strictly prohibited.

The Lessee may only assign the Lease as a whole and solely to the purchaser of its business concern, and subject to the following being imperative conditions for the validity of the assignment:

(i)	the prior payment of all arrears of Rent in principal, charges and incidentals,

(ii)
the delivery to the Lessor of an enforceable writ of original recorded counterpart of the deed of assignment within one month of its signature, at the Lessee’s expense, failing which the Lease may be fully and automatically terminated,

(iii)
the payment by the assignee to the Lessor, on the date of assignment of the Lease, of a complementary security deposit equal to three (3) months of the Rent in force on the date of assignment of the Lease in order to increase the total amount of the security deposit held by the Lessor to six (6) months of Rent.

The assignor shall then be the joint and several guarantor of the assignee and for each successive assignee, for the payment of the Rent, charges and incidentals and, generally, for the performance of all of the clauses of the Lease, for the duration of the Lease, it being specified that an assignment shall be deemed to arise in the framework of this clause where there is any substitution of the person of the Lessee by way of merger, spin-off, takeover or other transaction producing identical effects.

No assignment may be made less than one (1) month following prior notification sent by the Lessee to the Lessor by registered letter with return receipt requested or by extrajudicial service, inviting it to attend for the execution of the planned assignment, containing notification of the full text of the draft deed of assignment and specifying the planned place, date and time for the final completion of that assignment.

The deed of assignment must not contain any adverse impact on the Lessor’s prior rights and rights of action, and any clause of the assignment which is contrary to or contradicts the clauses and conditions of the Lease shall automatically be deemed null and void.

Moreover, the deed of assignment shall provide that the amount of the security deposit paid to the Lessor shall remain fully earned by it, with the assignor taking personal responsibility for obtaining its reimbursement with respect to the assignee. This clause shall not apply where, in the framework of insolvency proceedings, the Lessor has already applied the whole amount of the security deposit against those sums due as debts as provided for in Article 18 of the General Terms and Conditions.

These provisions shall apply mutatis mutandis in the event of the transfer of the Lease in any other form (merger, spin-off, takeover or other transaction producing identical effects).

12.3	Lease to Management (location gérance)

Any lease of the business to management shall be prohibited, on penalty of termination of the Lease, as the Lessee must personally operate in the Leased Premises.

ARTICLE 13 DESTRUCTION OF THE LEASED PREMISES

13.1	Complete destruction

In the event that as a consequence of a fire or explosion, whatever the cause, or any harmful event whatsoever, the Leased Premises are destroyed or made unusable in their entirety, the Lease shall be fully and automatically terminated, without any indemnity being owed by either party, but without prejudice to the rights of the Lessor against the Lessee if such destruction is attributable to it, and vice versa.

13.2	Partial destruction

In the event that as a consequence of a fire or explosion, whatever the cause, or any harmful event whatsoever, the Leased Premises are destroyed or made unusable in part, the Parties shall proceed as specified below:

13.2.1
If the partial destruction concerns, or makes unusable, less than forty percent (40%) of the private (exclusive-use) floor areas of the Leased Premises, the Lessor alone shall, by way of derogation from Article 1722 of the Civil Code, be entitled to terminate the Lease, fully and automatically, without any indemnity being owed by either party, (i) without this limiting the Lessor’s rights against the Lessee if the partial destruction can be attributed to the latter, including in the event of breach by the Lessee of any of its obligations under the Lease, and (ii) provided that the Lessor’s right to have reconstruction works carried out (at the Lessee’s risk and expense of the destruction is attributable to it).

To do so, the Lessor shall notify the termination or non-termination of the Lease to the Lessee, by registered letter with return receipt requested, within a period of thirty (30) days as of the occurrence of the event of loss (or, where applicable, the filing of the report of the Expert - as this term is defined below), with termination being effective forty-five (45) days following the sending of said letter (except with the express written agreement of the Lessor for a longer period). If the Lessor fails to notify the termination of the Lease under the above conditions and within the above time limit, it shall be deemed to have opted for the continuation of the Lease.

In the event that the Lease is terminated pursuant to the above provisions, no indemnity shall be owed by the Lessor to the Lessee for loss of possession and enjoyment, operating loss or in any other respect.

In the event that the Lease is not terminated by the Lessor, the Lessor shall grant the Lessee a rent reduction (unless the partial destruction can be attributed to the Lessee) for the period of the partial loss of possession and enjoyment, calculated on a pro rata basis according to the destroyed floor areas and applicable as of the date of the event of loss until the end of the Lease or, where applicable, the date on which the Lessor completes the Reconstruction Works (as this term is defined below) concerning the destroyed floor area.

In addition, in the event that the Lessor decides to carry out the works for the repair, restoration, reconstruction or replacement of the damaged, deteriorated or destroyed parts of the Leased Premises (hereinafter referred to as the “Reconstruction Works”):

(i)
the Lessee shall bear the performance of such Reconstruction Works in the Leased Premises, without being able to claim any indemnity or reduction of the Rent (other than the rent reduction referred to above), even where such works last for more than forty (40) days and whatever inconveniences may arise as a result, by way of derogation from Article 1724 of the Civil Code; the Lessor shall make its best efforts in order to limit the disturbance caused to the Lessee in this respect,

(ii)	the Lessor may have the Reconstruction Works carried out at the Lessee’s risk if the destruction is attributable to it; and

(iii)
the Lessor shall alone conserve the right to reimbursement of the cost of these Reconstruction Works, whether from its insurance company or, as applicable, from the insurance company of the Lessee or of any third party and the Lessee.

13.2.2
If the partial destruction concerns, or makes unusable, more than forty percent (40%) of the private (exclusive-use) floor areas of the Leased Premises or if the partial destruction is such as to wholly deprive the Lessee of possession and enjoyment of the Leased Premises, then, by way of derogation from Article 1722 of the Civil Code, the Lease may be terminated fully and automatically, without any indemnity being owed by either party, on the request of the Lessor or of the Lessee  (unless the partial destruction can be attributed to the Lessee in which case it cannot terminate the Lease) without this limiting the Lessor’s rights against the Lessee if the partial destruction can be attributed to the latter, including in the event of breach by the Lessee of any of its obligations under the Lease.

To do so, the Party wishing to terminate the Lease shall notify the termination of the Lease to the other Party, by registered letter with return receipt requested, within a period of thirty (30) days as of the occurrence of the event of loss (or, where applicable, the filing of the report of the Expert). The termination shall be effective forty-five (45) days following the sending of said notice by either Party. If neither Party notifies the termination of the Lease under the above conditions and within the above time limit, the Parties shall be deemed to have opted for the continuation of the Lease.

In the event that the Lease is terminated pursuant to the above provisions, no indemnity shall be owed by the Lessor to the Lessee for loss of possession and enjoyment, operating loss or in any other respect.

In the event that neither of the Parties terminates the Lease under the above conditions and within the above time limit:

(i)
the Lessor shall grant the Lessee a rent reduction (unless the partial destruction can be attributed to the Lessee) for the period of the partial loss of possession and enjoyment, calculated on a pro rata basis according to the destroyed floor areas and applicable as of the date of the event of loss until the completion of the Reconstruction Works by the Lessor;

(ii)
the Lessor undertakes to study the possibility of carrying out the Reconstruction Works for the destroyed floor area of the Leased Premises and to inform the Lessee, in writing, of its decision whether or not to carry out the Reconstruction Works (hereinafter referred to as the “Decision”) within a period of eight (8) months as of the occurrence of the event of loss (or, where applicable, the filing of the report of the Expert), with the Lessor not being bound by any obligation to give the reasons for its decision to refuse to carry out the Reconstruction Works.

In the event that the Lessor does not inform the Lessee of its Decision, within the aforementioned period of eight (8) months, the Lessee may terminate the Lease, by registered letter with return receipt requested sent to the Lessor within a period of thirty (30) days s of the end of the aforementioned period of eight (8) months. This termination shall be effective at the end of the period indicated by the Lessee in said letter (this period not being able to be less than forty-five (45) days except with the express written agreement of the Lessor for a longer period) and no indemnity shall be owed by the Lessor to the Lessee for loss of possession and enjoyment, operating loss or in any other respect.

In the event that the Lessor decides to carry out the Reconstruction Works, it must inform the Lessee of the forecast timetable for the Reconstruction Works in the notification of the Decision to the Lessee (hereinafter referred to as the “Decision Notification”). The Lessee may then decide:

(i)
either to terminate the Lease by notifying such termination to the Lessor by registered letter with return receipt requested, within a period of thirty (30) days as of the Decision Notification, if the forecast timetable for the Reconstruction Works provides for a duration of works exceeding one and a half years as of the Decision Notification. This termination shall be effective at the end of the period indicated by the Lessee (this period not being able to be less than forty-five (45) days except with the express written agreement of the Lessor for a longer period) in the termination letter and no indemnity shall be owed by the Lessor to the Lessee for loss of possession and enjoyment, operating loss or in any other respect;

(ii)	or to continue the Lease, in which case:

●
the Lessee shall bear the performance of such Reconstruction Works in the Leased Premises, without being able to claim any indemnity or reduction of the Rent (other than the rent reduction referred to above), even where such works last for more than forty (40) days and whatever inconveniences may arise as a result, by way of derogation from Article 1724 of the Civil Code; the Lessor shall make its best efforts in order to limit the disturbance caused to the Lessee in this respect;

●
the Lessor may have the Reconstruction Works carried out at the Lessee’s risk and expense if the destruction is attributable to it or at the risk and expense of whoever they may be applied to, and shall make its best efforts to comply with the forecast timetable of works that it has communicated to the Lessee in the context of the Decision Notification;

●
the Lessor shall alone conserve the right to reimbursement of the cost of these Reconstruction Works, whether from its insurance company or, as applicable, from the insurance company of the Lessee, notably in the event that the event of loss is attributable to the Lessee, or from any third party or from the Lessee.

13.2.3
In the cases referred to in this Article and in the absence of agreement between the Parties as to the calculation of the percentage destroyed floor areas of the Leased Premises or of the Rent reduction, this calculation shall be made by an expert chosen by mutual agreement between the Lessor and the Lessee (hereinafter the ”Expert”). If they should fail to appoint such an expert within fifteen (15) business days following the date of the event of loss, this appointment shall be made on the Lessor’s petition by the Presiding Judge of the Tribunal de grande instance (District Court) wth jurisdiction over the location of the Property, sitting in référés (urgent summary / interlocutory proceedings), with the cost and fees for the order being borne in equal shares by the Lessor and the Lessee, and similarly for the fees of the chosen or appointed Expert, the decision concerning the same being final between the Parties.

ARTICLE 14 INSURANCE

14.1	Lessor’s insurance

The Lessor has taken out, with insurance companies of reputed solvency, a policy insuring damage to real property and the pecuniary consequences of non-contractual liability that the Lessor may incur as owner.

This insurance has been obtained on the basis of its reconstruction as new (amount inclusive of taxes).

The Lessor’s insurance includes cover for the following ancillary risks: loss of rent, arising from any loss or damage, for a minimum of 24 months and pecuniary consequences, indirect damage to the building, expert appraisers’ fees, cost of demolition and clearing consecutive to an event of loss, and the amount of premiums for insurance policies which would have to be taken out at the time of reconstruction or renovation of the Leased Premises.

The insurance premiums thereby paid by the Lessor shall be fully reimbursed by the Lessee, as these premiums are deemed to be charges within the meaning of Article 6 of these General Terms and Conditions.

14.2	Lessee’s insurance

The Lessee shall have the following risks insured, effective as of the Effective Date of the Lease and for the entire duration of the Lease, with an insurance company of reputed solvency which is authorised to provide insurance in France:

(i)
the property damage to works and improvements (fitting-out and furnishing) whether carried out at its expense or not, and all material objects or other moveable property belonging to the Lessee which furnish the Leased Premises, for the usually-covered risks including in particular those arising from events such as fire, lightning, explosion, water damage, cost of rubble clearing, demolition, window breakage, leaks from sprinklers or any other liquid, falling aircraft and airborne objects, malevolent act, impact by land-going vehicles, natural disaster, storm and hail on roofs, smoke, riot and civil uprising, expert appraiser’s fees, and all expenditure made necessary for the renovation of the Leased Premises.

(ii)	its loss of use or deprivation of enjoyment and possession, for a minimum of 24 months.

(iii)
its non-contractual liability for any accidental bodily injury, property damage or immaterial damage consecutive or accidental losses caused to third parties, directly provoked by its activity, property belonging to the Lessee as referred to in point (a) hereinabove, and by those persons in its employment or service.

The insurance taken out by the Lessee must provide that its termination may only be effective thirty (30) days following notification by the Lessee’s insurers to the Lessor.

The Lessee undertakes:

-	not to infringe any of its insurance policies in any manner whatsoever,

-	to pay the premiums pertaining to its insurance policy or policies, duly and on due date,

-	to substantiate performance of the preceding clauses, on the Lessor’s first demand, by producing the insurance policy or policies and the receipts for payment of the premiums pertaining thereto,

-	to notify the Lessor of any fact or circumstance which may make it necessary to provide for an addendum to the Lessor’s insurance policies.

If the Lessee fails to take out such insurance policies and/or fails to pay the premiums, the Lessor reserves the right to do so [in its place]. In this case, the Lessee undertakes to reimburse it for all sums paid by it in this respect, said sums being fully and automatically incremented, without notice of breach or prior summons, by interest at the late payment interest rate referred to in the Special Terms and Conditions as of the date on which those sums were paid by the Lessor.

If the activity exercised by the Lessee leads to premium surcharges for the Lessor or for neighbours, the Lessee shall be obliged to indemnify the Lessor for the amount of such surcharge paid by it and, in addition, to protect the Lessor and hold it harmless against all claims by the other tenants of the Property and/or neighbours. The Lessee must notify the Lessor of any circumstance which could aggravate the risks that are insured by the Lessor’s policy, failing which it shall be personally liable towards the Lessor for the consequences of its silence.

For the purpose of ensuring the performance of the preceding provisions, the Lessee shall send to the Lessor, prior to its entry into the premises, a detailed certificate from its insurer specifying:

-	the heads of cover,

-	the cover amounts and deductibles,

-	the up-to-date payment of premiums, and

-	the validity period.

Over the course of the Lease, the Lessee shall inform its insurer together with the Lessor and the manager of the Property, by registered letter with return receipt requested, of any harmful event or damage in the Leased Premises and/or in the Property or any event of such nature as to give rise to a harmful event or damage, even if there is no apparent damage, within eight (8) days as of the discovery of the same, failing which it shall be personally liable for damage where the amount thereof could not be successfully claimed from the company insuring the Property due to such omission or delay of the claim. It shall send a copy of its insured event declaration to the Lessor. In particular, it shall advise the Lessor in advance of any repairs that may fall to the Lessor.

That failing, the Lessee shall bear the cost of repairs and of any direct or indirect loss arising for the Lessor from such harmful event or such damage, including all consequences for which compensation cannot be obtained, and shall be liable towards the Lessor for the failure to declare said harmful event or damage in good time.

It is expressly agreed that the Lessor may, at any time over the duration of occupation of the Leased Premises by the Lessee, itself take out or demand that the Lessee take out any complementary insurance that may be necessary in order to complete the heads of cover referred to above, in the event that this is imposed by law or in the event of a change in the nature of the activities or use of the Leased Premises by the Lessee.

14.3	Waiver of claims

The Lessee hereby waives and shall have its insurers, both present and future, waive any claims that they may be entitled to bring against the Lessor and its insurers, in the event of accidental events covered by the policies.

The Lessee shall produce the confirmation by its insurers, both present and future, of such waiver of claims.

As reciprocal terms, the Lessor hereby waives and shall have its insurers, both present and future, waive any claims that they may be entitled to bring against the Lessee and its insurers, in the event of accidental events covered by the policy or policies which are taken out.

ARTICLE 15 ENVIRONMENT

15.1
The Lessee shall take personal responsibility for periodical inspections concerning the search for dangerous substances (and asbestos in particular) in the Leased Premises, together with the complementary works that are necessary during its possession, connected in particular with the specific fitting-out or other works carried out by it or on its behalf and shall send the Lessor, on its demand, a copy of each report drawn up in this context.

For the performance of works carried out by it or on its behalf, including during the Lease as the case may be, the Lessee undertakes to ensure that no material is used which is recognised, at the time of the works, as being liable to constitute a danger for the safety of occupiers of the Leased Premises and/or of the Property.

If materials used by it or on its behalf should later come to be prohibited by a new legal provision, the Lessee shall take personal responsibility for dealing with all consequences thereof: search for materials, diagnostics, removal or other treatment, without being entitled to make any claim against the Lessor.

All inspections, verifications and works which, due to existing or future regulations concerning the safety of persons or the environment and the health of persons, govern the Leased Premises and/or the Property, and the outfitting and developments, installations and equipment contained therein, shall in their entirety be borne by the Lessee which hereby waives any claims against the Lessor for the damage and the perturbation of its possession that may arise as a consequence.

15.2
If the Lessee should proceed with installing in the Leased Premises any installation classified for the protection of the environment or any installation or equipment which is not classified but which nevertheless presents a hazard for the environment, it must obtain the prior written agreement of the Lessor and, in the event of its agreement, it shall be the operator and undertakes to insure, at its own expense, the maintenance, repairs and any replacements that may be necessary for any reason whatsoever.

Where it is the sole beneficiary of the same, and each time it is so authorised by the administrative authorities, the Lessee undertakes to declare itself as operator of any installation classified for the protection of the environment (ICPE) required for the exploitation of the Leased Premises. The Lessee shall take personal responsibility for the administrative authorisations to be obtained such that the Lessor shall never be pursued in this respect. The Lessee shall inform the Lessor of the steps that it has taken in this sense and shall transmit to it all documents pertaining thereto, including the receipt for the declaration and/or the administrative order granting authorisation, together with any letters from the administrative authorities concerning this installation.  In case of failure of providing these documents by the Lessee to the Lessor, on request of the Lessor, a notice will be sent by the Lessor to the Lessee by registered letter with return receipt requested to have to provide the concerned document(s) within a fifteen (15) day period, from the date of sending of this notice. Failing such presentation of the document(s) at the expiry of the abovementioned period, a penalty will be owed by the Lessee to the Lessor equal to  (i) one hundred euros (€100) excluding taxes per day late during the 1st month of delay, (ii) three hundred euros (€300) excluding taxes per day late, during the 2nd month of delay and (iii) five hundred euros (€500) excluding taxes per day late, during the 3rd month of delay.

The Lessee undertakes to make the ICPE compliant with all regulations in force, now and in future, such that the Lessor shall not be pursued in this respect and/or such that it does not have to bear the cost thereof. The Lessee undertakes to operate and maintain the ICPE in such manner that this installation is not such as to cause any nuisance whatsoever to third parties and/or to the other tenants of the Property.

In addition, and unless notified otherwise by the Lessor, the Lessee must proceed with the removal of any ICPE which it has itself installed over the duration of the lease, and with any renovation works pertaining thereto, as of the end of its possession. Subject to obtaining the prior written agreement of the Lessor, the Lessee must also proceed with all formalities with the administrative authorities for the ceasing of the ICPE’s activity and shall substantiate the same to the Lessor.

In the event that the administrative authorities require the Lessor to declare itself as operator of the ICPE installed and operated in the Property by the Lessee, and where the authorisation to operate or receipt of the declaration is refused to the Lessor after it has filed the application for authorisation or the declaration, the Lessee shall not have any right of claim against the Lessor in this respect. In any event:

(i)	all costs connected with the filing of the application for authorisation or the declaration shall be borne by the Lessee,

(ii)
the Lessee shall, solely at its own expense, maintain the ICPE in question and bring it into compliance with all regulations in force, now and in future, such that the Lessor shall never be pursued in this respect or bear the cost thereof,

(iii)
the Lessee shall, solely at its own expense, cause the ICPE to be operated and maintained in such a manner that this installation shall not be such as to cause a nuisance of any nature to third parties and/or to the other tenants of the Property, and

(iv)	the Lessee shall protect and indemnify the Lessor and hold it harmless against any claim made against it with respect to the ICPE for which the Lessor has declared itself to be the operator.

Moreover, the Lessee expressly undertakes to comply with all of the prefectoral or regulatory prescriptions whether applicable to such ICPEs or not, and in particular those of any prefectoral order granting authorisation to operate which it becomes the holder of as well as all prescriptions of any future complementary order.

15.3
In the event that the Leased Premises are located in a zone covered by a plan for the prevention of technological hazards (plan de prévention des risques technologiques) or by a plan for the prevention of foreseeable natural hazards (plan de prévention des risques naturels prévisibles), whether prescribed or approved, or in a seismic zone as defined by Decree adopted in the Conseil d’Etat, a statement of the foreseeable natural hazards, technological hazards or seismic risks pertaining to the zone in which the Leased Premises are located, shall be appended to the Lease pursuant to Article L. 125-5 of the Environmental Code (Appendix 11).

The Lessor hereby informs the Lessee that no harmful event which would give rise to the payment of compensation in accordance with Article L. 125-2 of the Code of the environment or L. 128-2 of the Insurance Code, has occurred during the period in which it has been the owner of the Leased Premises and, to date, it is not aware of any harmful event of this type having occurred in the Leased Premises.

15.4	Asbestos

The summary sheet concerning the Leased Premises which the Lessee will have the use of, as provided for in Appendix 3 of the Order of 22 August 2002 adopted to implement Decree 96-97 as amended, is appended to this Lease (Appendix 12).

The Lessee represents that it has examined the items contained in that statement, together with the safety instructions to be respected in the event of presence of asbestos, and undertakes to inform any contractor appointed by it or by persons in its employment or service who are led to carry out works in the Leased Premises, in such manner that the Lessor shall never be pursued in this respect.

Moreover, the Lessee shall, throughout the entire duration of the Lease, allow the Lessor and/or its representatives to carry out any diagnostics that it may deem necessary to carry out, without any right of claim whatsoever against the Lessor, including in particular with respect to asbestos. The Lessee cannot claim any indemnification or reduction in the rent for any nuisance caused in this respect.

15.5	Environmental Appendix

The Parties hereby undertake, each insofar as it is concerned, to collaborate and make their best efforts to improve the environmental performance of the Property and of the Leased Premises, including in particular with respect to their conditions of operation and use, particularly in the following areas: control over energies, water consumption and waste management. For this purpose, the Parties undertake to comply with the terms of the environmental performance appendix hereto (Appendix 13).

The Lessee undertakes to comply with this Appendix and to communicate the anticipated data while complying with the constraints specified therein and, if necessary, adapting the Leased Premises to the standards described therein.

The Environmental Performance Appendix shall be updated on each renewal of the Lease or on any prior date if necessary. In particular, if regulations or an enforceable or final judicial decision should require more restrictive environmental performance targets, notably in terms of energy consumption or the use of natural resources, these targets shall fully and automatically replace the targets set forth in the Environmental Performance Appendix.

Finally, and generally, the Lessee shall bear all of the consequences associated with the regulations referred to above and shall defer, at its sole expense, to any enforceable or final judicial decision which holds against the Lessor or the Lessee concerning its use of the Leased Premises.

15.6	Energy performance diagnostic

An energy performance diagnostic concerning the Property appears in Appendix 14, which the Lessee represents having examined prior to the date hereof and which it shall deal with under its personal responsibility.

ARTICLE 16 VISIT TO THE LEASED PREMISES

In addition to the possibility granted to it in Article 11.6 of the General Terms and Conditions, it is agreed that in the event that the Lessor should decide to sell the Property, it may visit the Leased Premises with the potential buyer or its agents, while respecting an advance notice of at least forty-eight hours (48h).

Moreover, once notice of non-renewal has been given by the Lessee or by the Lessor, and at least during the last six (6) months of possession by the Lessee under the Lease or its renewals, and subject to at least 24 hours advance warning before each visit, the Lessee shall allow the Lessor’s representative(s), together with the representative(s) of any candidate tenant, visit the Leased Premises every day from ten o’clock in the morning (10:00) to five o’clock in the afternoon (17:00) and at any other time with the Lessee’s authorisation (which may only be refused on legitimate grounds), and to allow a board or banner, even on gauze, to be attached outside the Leased Premises or at any other place that the Lessor deems suitable.

ARTICLE 17 LIABILITY AND CLAIMS

17.1
The Lessee may not under any circumstances do anything or allow persons acting under its responsibility or with its authorisation to do anything which may damage or degrade the Leased Premises and/or the Property. The Lessee shall ensure that the tranquillity and proper upkeep of the Leased Premises and/or of the Property are not perturbed by it, by its personnel or by its visitors and shall be held liable for any damage caused by it, by those in its employment or service, or by its agents, customers, suppliers or visitors.

The Lessee shall cause any justified complaints to cease and shall carry out any works required such that the Lessor shall never be pursued in this respect.

17.2
The Lessee shall not bring any liability claim or complaint against the Lessor for any disturbance and/ or deprivation of possession and enjoyment caused by any third party and shall take personal responsibility for dealing with any claims to be brought against the person causing the loss or damage, with the Lessor causing it, where applicable, to enter by way of subrogation into its rights for this purpose.

17.3
The Lessee waives any liability claim or complaint against the Lessor, any and all agents of the Lessor and their insurers, and undertakes to obtain the same waiver of claim from its insurers, for the following cases:

(i)
damage to and/or destruction, whether partial or total, of its furniture, equipment and, generally, all objects belonging to it or which it holds in any respect whatsoever, and any deprivation of possession and enjoyment and any operating loss, even in the event of total or partial loss of its business concern, including any damage caused to it or losses suffered by the intangible assets of such business concern, even where the damage or destruction arises due to a construction defect, or caused by another occupier of the Property, caretaker or guard or any other person for whom the Lessor bears [vicarious] liability;

(ii)
in the event of theft or any criminal act (or attempted act) or any other unlawful aggression suffered in the Property and/or in the Leased Premises by the Lessee, by those in its employment or service, by its customers or by its visitors, as the Lessor does not assume any surveillance obligation;

(iii)
in the event of interruption or improper functioning of the Property’s various communal services and equipment (water, heating, electricity, including the failure of installations for the “high quality inverter-regulated” electricity supply, air conditioning, etc.) or in the event of the stoppage of lifts and elevators even if for a prolonged period;

(iv)
in the event of harmful acts by other occupiers of the Property, their personnel, suppliers and customers and generally any third parties, the Lessee taking personal responsibility for dealing with any claims to be brought against the person causing the property damage or intangible loss, including any disturbance or deprivation of enjoyment or possession, with the Lessor causing it, where applicable, to enter by way of subrogation into its rights for this purpose;

(v)
in the event of damage caused to the Leased Premises and to the objects located therein following leaks, infiltration, humidity, riot, strike or other circumstances, with the Lessee to insure itself against these risks without any claim against the Lessor;

(vi)	in the event of accident occurring in the Property or in the Leased Premises, whatever the cause except in the event of exclusive fault by the Lessor or its personnel,

(vii)	in the event of expropriation on public utility grounds, all of the Lessee’s rights being reserved against the expropriating party.

ARTICLE 18 TERMINATION CLAUSE - SANCTIONS FOR FAILURE TO OBSERVE THE LESSEE’S OBLIGATIONS

18.1	Termination clause

18.1.1
It is expressly provided that in the absence of payment of any single instalment or fraction of an instalment of Rent, charges or incidentals on due date, any arrears due as a consequence of index-linked adjustment or revision of the Rent or renewal of the Lease, any sums due with respect to its occupation, the costs of served summons to pay and later court costs, or in the event of failure to perform any one of the conditions of the Lease, and one (1) month following summons to pay or to perform which has remained without effect, the Lease shall be fully and automatically terminated at the Lessor’s discretion without any petition being required before the courts, even in the event of payment or performance after the expiry of the above period. This clause is set forth for the sole benefit of the Lessor and it may waive it at its discretion.

Jurisdiction is, for the avoidance of doubt, attributed to the judge in charge of référés (urgent summary / interlocutory proceedings) to observe the breach by the Lessee and the application of this clause, and to require the eviction of the Lessee.

18.1.2	In the event of termination of the Lease, whether by right (fully and automatically) or by judicial decision, due to the Lessee’s fault:

-	the total amount of the Rent to be paid in advance, even if part of it has not yet been so paid, together with the security deposit, shall be fully earned by the Lessor,

without prejudice to any other damages for the harm caused by the Lessee’s acts as may or may not have provoked such termination and the very circumstance of this termination, and without prejudice to the provisions of Article 1760 of the Civil Code.

All fees and procedural costs, costs of served summons and suit, protective measures or enforcement measures, as well as all costs for registry searches and notifications as necessary in the context of pursuing the performance of the Lease, shall be borne by the Lessee.

In the event that the Lessee does not vacate the Leased Premises following termination, whether by the full and automatic termination or judicial termination of the Lease, it shall owe the Lessor an occupation indemnity determined on a fixed basis of double the Rent which could have applied in the absence of termination , incremented by charges and taxes in force on the date of termination of the Lease, payable at the end of each week for the preceding [weekly] period, without prejudice to the Lessor’s right to complementary compensation on substantiating the loss actually suffered, due in particular to the time required to re-let the Leased Premises. This indemnity shall be due for the period beginning on the effective date of the termination until the Leased Premises are effectively vacated.

18.2	Sanctions

18.2.1
In the event of failure by the Lessee to observe the obligations owed by it under the Lease, in particular concerning the maintenance, repair and renovation of the Leased Premises, and without this limiting the terms of Article 18.1 hereinabove, the Lessor shall be entitled, eight (8) days (except in the event of urgency where the Lessor may intervene immediately, without notice) following the sending of mere notice by registered letter with return receipt requested which has remained without effect, to have the breached obligation carried out by the service provider of its choosing, at the Lessee’s risk and expense. The costs of this intervention shall be added, where relevant, to the next instalment of Rent, independently of any damages and the possible implementation of the termination clause.

18.2.2
In the event of failure to pay the Rent and/or incidentals and/or any other sums due under this lease, on due date, said sums shall bear interest at the rate contractually agreed in the Special Terms and Conditions, as of their due date pursuant to the Lease until their effective payment; independently of any damages and the possible implementation of the termination clause.

In the event of failure to pay the Rent and/or incidentals and/or any other sums due under this lease, on due date, and eight (8) days after sending a registered letter with return receipt requested which has remained without effect, the sums due by the Lessee may be collected by bailiff, on the sole initiative of the Lessor, and these sums shall then be automatically incremented by 10% as fixed indemnification for the associated costs, independently of the possible implementation of the termination clause. This indemnity shall be in addition to the sums due under the preceding paragraph.

ARTICLE 19 END OF THE LEASE - ACCESSION - RESTITUTION OF THE LEASED PREMISES

19.1
On its departure from the Leased Premises (including in the event of early termination of the Lease), the Lessee shall return the Leased Premises together with any works and installations which have become the property of the Lessor by accession pursuant to the option provide for in Article 19.2 below, in a condition compliant with the specifications set forth in Appendix 21 for Premises 4B and in a condition conforming to the schedule of condition on entry for Premises 4A, compliant with regulations in force at that time (including for the functioning of equipment and installations of the Leased Premises and security) and free of any furniture.

19.2
All works, fittings and installations which amount to fixtures, whether authorised by the Lessor or not, and whether pertaining to works for installation, finishing, improvement, fitting-out, modification, repair or for compliance with standards, made during the Lessee’s occupation of the Leased Premises, shall become the property of the Lessor, at its discretion, by way of accession, on the departure of the Lessee, without any indemnity of any sort.

The Lessor shall have the right, on the contrary, to require the Lessee to remove all or part of the works and installations referred to in the above paragraph and to return all or part of the Leased Premises to their original condition as agreed by the Parties, i.e. open-plan offices, with partitions and cables (low current) removed, and in a condition compliant with the specifications set forth in Appendix 21 for Premises 4B and in a condition conforming to the schedule of condition on entry for Premises 4A, at the Lessee’s exclusive risk and expense, it being specified that if this renovation should cause damage which cannot be avoided, the Lessee shall be obliged to bear the consequences thereof and proceed, at its own expense, with the repair work required so that the Leased Premises are returned in accordance with the provisions of Article 19.1 above.

19.3
As of notice of non-renewal by the Lessee or by the Lessor, as the case may be, the Lessor may at any time, and at the latest four (4) months before the date of the end of the Lease, proceed with a formal observation of the condition of the Leased Premises and their equipment in the presence of a bailiff – whose costs shall be borne for one half each by the Parties, and the Lessee hereby authorises, in advance, the Lessor and the bailiff to enter the Leased Premises for the purposes of this formal observation.

In the event of termination of the Lease pursuant to Article 18 above, the aforementioned formal observation may be made at any time as of the delivery by the Lessor of the summons to pay or to perform as referred to in Article 18.1.1, and the Lessee hereby authorises, in advance, the Lessor and the bailiff to enter the Leased Premises for the purposes of this formal observation of the condition of the Leased Premises and their equipment.

Within a period of one (1) month following this formal observation of the condition of the premises, the Lessor shall send the Lessee:

(i)	the list of works, fittings, installations, works that it wishes to retain, and those that it wishes to have removed pursuant to Article 19.2 above;

(ii)	the list of repairs to be made which are the responsibility of the Lessee pursuant to Article 19.1 above.

The Lessee shall proceed with all of these removals and repairs, at its own expense, for the date of expiry of the Lease, or the date of its departure if earlier, under the supervision of the Lessor’s maître d’œuvre (works project manager, architect etc.), whose fees it shall bear. Before beginning its works, the Lessee shall transmit its renovation works file to the Lessor, drawn up in accordance with the provisions of Article 11.8 above. As a general matter, the Lessee shall carry out its works in accordance with all of the provisions of that same Article.

In the event that the Lessee does not proceed with repairs and removals provided for in the lists referred to in points (i) and (ii) above (and, generally, with the repairs and replacements owed pursuant to the Lease) before the date of expiry of the Lease (or before the date of its departure, in the event of early departure from the Leased Premises before such expiry date), the Lessor shall have the choice between:

-	either refusing the keys and demanding that the Lessee proceed with works for replacement, repair, cleaning, removals etc. which are required,

-	or proceeding itself with such works, at the Lessee’s expense, with these costs being set off against the amount of the security deposit.

In the two cases provided for above, the Lessee shall owe the Lessor an indemnity equal to one and a half times the Rent, calculated on a pro rata temporis basis, increased by charges and taxes in effect throughout the time in which the Leased Premises are immobilised as required to carry out the repairs and/or works owed by the Lessee, beyond the end of the Lease, with the Lessor undertaking to take all steps to have such works and/or repairs carried out. This indemnity shall be payable at the end of each week for the preceding [weekly] period.

19.4
In the event that the Lessee begins its works without having first transmitted to the Lessor the renovation works file, drawn up in accordance with the provisions of Article 11.8.1 above, or in the event that the Lessee carries out its works without complying with the observations of the Lessor or its maître d’œuvre (works project manager, architect etc.) concerning the scope, nature and quality of the works carried out by the Lessee, the Lessor may demand that the Lessee stop its renovation works. In this event, the Lessee shall owe the Lessor an indemnity equal to the Rent incremented by 50% , calculated on a pro rata temporis basis, increased by charges and taxes in effect throughout the time in which the Leased Premises are immobilised as required to carry out the repairs owed by the Lessee, beyond the end of the Lease. This indemnity shall be payable at the end of each week for the preceding [weekly] period.

19.5
In the event that the Lessee, or any occupiers brought in by it, forfeits any right of occupation for any reason whatsoever (expiry, application of the termination clause, etc.) and has not vacated the Leased Premises under those conditions defined above:

(i)	the Lessor may seek the eviction of the Lessee or any occupiers introduced by it, which shall be considered to be occupants without entitlement or authority, and

(ii)
the Lessee shall owe a monthly occupation indemnity equal to double the Rent  in force on the date on which the Lessee should have proceeded with restitution of the Leased Premises, plus charges and taxes in force on that date. This occupation indemnity shall be due by the Lessee until the date on which the Leased Premises are effectively vacated. This indemnity shall be payable weekly.

ARTICLE 20 STAFF CANTEEN

Collective catering intended to cover the needs of users of the Property is provided by a staff canteen (“restaurant inter-entreprises”) and its ancillary premises, located inside the Property (hereinafter the "RIE").

The Lessor shall make the RIE available to the Lessee, collectively with other users of the Property, gathered into the associations referred to below, it being specified that the Lessee shall pay to the Lessor, as consideration for making available the floor areas dedicated to the RIE, a fee which it already included in the amount of the Rent as provided for in the Special Terms and Conditions.

The Lessee, having expressed its interest therein, hereby accedes, as of this day, to the associations of users of the RIE, the founding documents and management documents of which appear in Appendix 15 to Appendix 18, under those conditions laid down in those founding documents, this accession being for the same duration as the duration of the Lease and to be renewed in the event of renewal of the Lease. The Lessee represents that it has examined, via the agent of the associations in question, the financial operating method of the RIE, it being specified that the Lessee cannot under any circumstances seek the liability of the Lessor in this respect.

The Lessee shall, in particular, bear all of the expenses pertaining to the RIE (including utilities consumption) and notably the expenses pertaining to the upkeep, maintenance, inspection, compliance with standards and renewal of all of the furniture, equipment and material of the RIE, even if the Lessee ceases to be a member of the associations of users of the RIE and/or ceases to use the RIE, and the Lessee shall owe all of these expenses for as long as it has the capacity of Lessee.

The Lessee undertakes to have any subtenants, and each successive assignee that may succeed to it in possession of the Leased Premises, joint the associations of users of the RIE for the duration of the Lease. That failing, it shall remain personally bound for all charges and obligations which it would have been bound by if it had remained a member of the associations of users of the RIE.

The Lessee must always retain, for the premises housing the RIE, their intended use of collective catering. The Lessee may not under any circumstances modify the equipment, material, furniture and decoration of the RIE without the prior written consent of the Lessor. The Lessee shall ensure that the operation of the RIE does not stop and is neither interrupted or suspended, and that the premises housing the RIE retain their intended use for collective catering.

The Lessee shall alone bear full liability for any damage that it or its personnel may cause to people and property due to the use of the RIE, without being entitled to pursue or claim against the Lessor on this subject, with the Lessee expressly waiving any claim against the Lessor.

The Lessee undertakes to comply with the rules of organisation of the RIE, subject to the sanction of the termination clause provided in the Lease.

The Lessee shall take personal responsibility, without right of claim or recourse against the Lessor, for any authorisation or consent by its Works Council as may be necessary in the context of the management of catering for its employees.

ARTICLE 21 MISCELLANEOUS PROVISIONS

21.1	The Lease may not be the subject of any registered pledge or lien by the Lessee.

21.2
The Lessee undertakes to inform the Lessor of any fact or circumstance that may affect its economic, legal or financial situation, including any merger or transformation, and any amendment to its Articles of Association which may have an impact on the Lease.

The Lessee hereby guarantees compliance (“se porte fort”) by its shareholders who will not proceed with any amendment of its Articles of Association having the effect of transferring the Lessee’s registered offices to a State other than metropolitan France.

The Lessee undertakes to send to the Lessor, within one month following registration of any amendment with the Clerk’s Office [of the Commercial Court], an updated “Kbis” trade register extract together with a certified true copy of the deeds observing this amendment.

21.3
No tolerance by the Lessor concerning the clauses and conditions of this agreement may ever be construed as any sort of amendment to the agreement, and the Lessor may always bring an end to such tolerance.

21.4
If any one of the provisions of the Lease should be held to be null and void as a consequence of a judicial decision, or is modified as a consequence of a decision by a national or European authority, the Parties shall in good faith endeavour to adapt the conditions for its performance, it being agreed that such nullity shall not affect the other provisions of the Lease.

21.5
In the event of sale or transfer or all or part of ownership in the Property, the Lease shall be fully and automatically transferred in favour of the new owner, it being agreed that such transfer extends to and includes all security interests and incidentals, including any first-demand guarantees and any personal guarantees which have been granted in favour of the Lessor, and the Lessee undertakes to notify this condition and bring it to the attention of all guarantors, or immediately to issue new valid guarantees for the new owner, failing which this Lease may be terminated. The same applies in the event of transfer of the security deposit to the new owner of the Property who shall thereby become the sole debtor of the Lessee, which hereby expressly accepts the same.

ARTICLE 22 ELECTION OF DOMICILE AND JURISDICTION

For the performance of this lease and that which shall follow on herefrom, the Lessor hereby elects domicile [for valid service] in its registered offices and the Lessee in the Leased Premises.

For disputes pertaining to this lease, the Parties attribute jurisdiction to the courts of the judicial district in which the Leased Premises are located, notwithstanding multiple defendants or impleader.

ARTICLE 23 COSTS

All of the costs and duties  for this lease agreement, including all costs of registration if applicable, and those arising as a consequence hereof or in following on herefrom, including the expenditure incurred by the Lessor for any action brought against the Lessee in order to ensure the application of the clauses and conditions of the Lease, shall be borne by the Lessee which hereby expressly undertakes to pay the same within the limit of the sums awarded in this respect by the seised courts.

Each of the parties shall bear the cost of fees for its lawyers who acted for the negotiation, drafting and execution of this lease agreement and for its intermediary.

EXECUTED IN

ON

IN THREE ORIGINAL COUNTERPARTS

ONE COUNTERPART FOR EACH OF THE PARTIES AND ONE COUNTERPART FOR REGISTRATION

THE LESSOR                                                                                                           THE LESSEE

APPENDICES
Appendix 1	“Kbis” trade register extract of the Lessee
Appendix 2	Plans of the Leased Premises
Appendix 3	2012 Forecast Budget
Appendix 4	Principle of the invoicing of charges
Appendix 5	Invoicing of the rent and of the Property and R.I.E charges
Appendix 6	Articles of Association of the Lessee
Appendix 7	Non-exhaustive list of charges and expenses owed by the Lessee in accordance with Article 6 of the General Terms and Conditions
Appendix 8	List of maintenance contracts
Appendix 9	Internal Regulations of the Property
Appendix 10	Internal Regulations of the Sports Zone
Appendix 11
Information sheet on major natural and technological hazards and its appendices (copy of the regulatory zoning of the Seine industrial hazards prevention plan (PPPI) dated 9 January 2004 (PPRI – one A3 sheet) and copy of the perimeter of quarry risk zones(one A3 sheet)

Appendix 12	Asbestos summary sheet
Appendix 13	Environmental Performance Appendix
Appendix 14	Energy Performance Diagnostic
Appendix 15	Association Capitole Equipements 2011 Budget
Appendix 16	R.I.E Equipements accession form
Appendix 17	Association Equipements management mandate
Appendix 18	Association Equipements Articles of Association
Appendix 19	Internal Regulations of the Auditorium
Appendix 20	Descriptive file for the Fitting-Out Works
Appendix 21	Description of renovation works for Premises 4B and renovation condition of the Leased Premises on the Lessee’s departure
Appendix 22	Pre-work asbestos diagnosis
Appendix 23	Draft of Citibank Guarantee